Exhibit 10.17

Pursuant to 17 C.F.R. 240-24b-2, confidential information in the Sin City License Agreement has been omitted in places marked “[* * * ]”and has been filed separately with the United States Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Sin City License Agreement

This License Agreement (the “Agreement”), effective as of May 17, 2007 (the “Effective Date”), confirms the agreement by and between Frank Miller, Inc. (“FMI”), a New York corporation, and Red Mile Entertainment, Inc. (“Red Mile”), a Delaware corporation:

Recitals

A.  Red Mile is a developer and publisher of interactive entertainment software, including video games.

B.  Frank Miller (“Miller”) is the creator of the “Property” (as hereinafter defined).

C.  FMI controls all video game and related rights to the Property.

D.  Ground Zero Productions (“GZP”) writes, designs, and produces video games.

E.  Union Entertainment LLC (“Union”) writes, designs, and produces video games and is otherwise active in the videogame industry.

F.  FMI desires to license the “Rights” (as hereinafter defined) during the “Term” (as hereinafter defined) to Red Mile for the purposes of creating, developing, marketing, and commercially distributing one or more video games and other products based on the Property pursuant to the terms and conditions set forth in this Agreement, including, but not limited to, the participation and involvement of Union and GZP.

G.  Red Mile desires GZP and Union to provide design, story, scriptwriting, and production services in conjunction with the creation, marketing, and distribution of the “Games” (as hereinafter defined).

H.  FMI, Red Mile, GZP, and Union have entered into a Memorandum of Understanding dated as of July 17, 2006 (the “MOU”) which, upon the mutual execution hereof, will be superseded and replaced by this Agreement.

For good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, FMI and Red Mile agree as follows:

1.0	LICENSE OF RIGHTS

1.1  FMI, subject to the terms and conditions of this Agreement, hereby licenses to Red Mile during the Term on an exclusive basis the Rights throughout the “Territory” (i.e., the universe) and in all languages. The “Rights” means the rights to use, to copy, to modify, to manufacture, to distribute, to develop, to publish, to display publicly, and to have copied, modified, manufactured, distributed, developed, published or publicly displayed, and otherwise to exploit the “Property” in the design, development, manufacture, packaging, distribution, publishing, promotion, advertisement, sale and exploitation of the “Initial Game SKUs,” and, if applicable according to the terms hereof, the “First Sequel Games,” the “Second Sequel Games,” the “Third Sequel Games,” and as applicable, “Add-Ons” and “Supplemental Products” (as each of the preceding initially capitalized and quoted terms is defined below). The Rights, subject to this Agreement’s terms, shall include the right to sell, to rent, to exploit, and/or to have sold, rented or exploited the “Licensed Products” (as defined below) through all known channels of distribution subject to this Agreement’s terms and conditions. The Initial Game SKUs, the First Sequel Games, Second Sequel Games, and the Third Sequel Games are sometimes referred to collectively in this Agreement as the “Games.” The Games, Add-Ons and Supplemental Products may be referred to in this Agreement collectively as the “Licensed Products.” A complete index of defined terms used in this Agreement is set forth on Exhibit A attached hereto and incorporated in this Agreement by reference.

1.2  The “Property” consists of the following, subject to the terms hereof (including without limitation Paragraph 1.3 hereof):

1.2.1  (A) the SIN CITY comic books and graphic novels that (i) have been published as of the Effective Date, or that are published in the future, by or at the direction of FMI or Miller; and (ii) are owned or controlled by FMI or Miller as of the Effective Date or during the Term, including all original parts and elements thereof (in each case, whether referred to as SIN CITY or FRANK MILLER’S SIN CITY). (B) Notwithstanding anything to the contrary in this Agreement, the Property expressly includes all characters, storylines, art and other elements of those comic books and graphic novels set forth on Schedule 1 attached hereto and incorporated in this Agreement by reference other than any single-page pin-ups drawn by an artist other than Miller and, subject to any other exclusions expressly set forth on Schedule 1, as such Schedule may be amended by mutual written agreement of the parties from time to time during the Term (the items referenced in this Paragraph 1.2.1 collectively, the “SIN CITY Books”);

1.2.2  specifically, and without limiting the foregoing, the SIN CITY name, copyright, trademark and logo; and the name, likeness, and images of each and every character, human or otherwise, original to and appearing in any SIN CITY Books (by way of example but not limitation, Marv, Nancy, Dwight, Miho, Ava, etc.) or created or developed by or at the direction of FMI or Miller for any of the Games;

1.2.3  the name, likeness, and image of any original non-character asset or entity (e.g., Kadie’s Bar; Old Town) owned or controlled by Miller or FMI and appearing in any SIN CITY Books or created or developed by or at the direction of FMI or Miller for any Game;

1.2.4  the script, plot, and storyline of each of the SIN CITY Books;

1.2.5  all art created by or at the direction of FMI or Miller appearing in any SIN CITY Book or in any Game;

1.2.6  subject to the terms hereof, any comic book or graphic novel owned or controlled by FMI or Miller (in each case, as of the Effective Date or during the Term) that features the name SIN CITY as all or a significant part of its title or subtitle, or that features members of the SIN CITY Books cast of characters or locations;

1.2.7  any material created by Red Mile (or at its direction) that is incorporated in a Licensed Product and for which Red Mile has complied with its obligations pursuant to Paragraph 13.2 below (collectively, the “Created Materials”); and provided further that the Created Materials expressly exclude the “Red Mile Intellectual Property” (as hereinafter defined); and

1.2.8  any photographs, artwork, music or other materials designated as Property by FMI pursuant to Paragraph 13.1 below.

1.3  Notwithstanding anything to the contrary contained in this Agreement, but expressly subject to the provisions of Paragraph 1.2.1(B) above:

1.3.1  the Property shall not include any of the following (collectively, the “Excluded Property”):

1.3.1.1  (i) any materials, stories, characters, logos, marks, or other elements from any source not owned or controlled by FMI or Miller or not primarily a part of the SIN CITY universe, including, without limitation, any crossover comic books or other stories, any back-up stories not directly related to the SIN CITY universe, and any “guest appearances” (e.g., characters who are not regular elements of the SIN CITY universe, but are a part of another comic book or other medium whether or not such character is owned and/or controlled by FMI) or are comprised of any non-story materials such as advertising or essays, and (ii) any depictions or illustrations of the Property or other art that appears in a Sin City publication that is not integrated into a SIN CITY story (e.g., a full page “pin-up”, fan letters, fan or “guest artist” drawings);

1.3.1.2  any “Excluded Adaptation” (as defined in Paragraph 1.4, below); provided that if a scene, storyline or character that appears in the SIN CITY Books also appears in an Excluded Adaptation, then Red Mile shall be entitled hereunder only to use such scene, storyline, character, or other element as it appears in the SIN CITY Books as a part of the Property but not the Excluded Adaptation version thereof;

1.3.1.3  without limiting any of the foregoing exclusions, any publication published by or through Miramax Film Corp., the Weinstein Co., Dimension Films, Troublemaker Studios, Robert Rodriguez, NECA, or Dynamic Forces/Dynamite Entertainment, or any other motion-picture, television, home video, or non-comic book/non-graphic novel (e.g., merchandise) licensee, owner, or participant (other than of Miller or FMI), or any affiliate, subsidiary, licensee, or successor thereof (other than Miller or FMI), except in each case, to the extent any scene, storyline, character, or other element thereof is incorporated into the SIN CITY Books and not otherwise expressly subject to exclusions set forth in Paragraphs 1.3.1.1, 1.3.1.2, 1.3.1.4, or 1.3.1.5 in this Agreement);

1.3.1.4  any rights to any motion picture, television, live-stage, and/or home-video production based on or related to the Property, including, without limitation, the motion picture released by Miramax under the title Frank Miller’s Sin City aka Sin City (the “Initial Film”); and

1.3.1.5  any element of the SIN CITY universe that does not qualify for inclusion in the Property.

1.4  The parties acknowledge that (a) FMI has licensed and/or sold certain rights to the Property to “Miramax” (defined below) for adaptation for feature films or other productions (but not for use in software video games), the Initial Film has already been produced and distributed, and one or more other feature films (based on the Property and/or the Excluded Property) are under consideration and/or in development (the Initial Film and any other such non-comic book or graphic novel adaptation of the Property including without limitation any motion picture, television, live-stage, on ice, theme park, live radio, or home video production based on or related to the Property are sometimes referred to in this Agreement collectively as the “Excluded Adaptations”); (b) Red Mile acquires no right to use any of the Excluded Adaptations, in whole or in part, pursuant to this Agreement or the MOU, and (c) during the Term, FMI shall not license to any third party any right to use any of the Excluded Adaptations, in whole or in part, in connection with any software video games except as this Agreement may otherwise provide. As used in this Agreement, “Miramax” includes Miramax Film Corp., Dimension Films, and/or the Weinstein Co., the Walt Disney Company and/or any affiliate, subsidiary, or licensee of or successor to Miramax Film Corp., Dimension Films, and/or the Weinstein Co.

1.5  “Initial Game” as used in this Agreement means: the initial interactive entertainment software videogame product that (i) is to be developed by or on behalf of Red Mile pursuant to this Agreement; (ii) incorporates the Property (or any element thereof); (iii) operates on (a) [ * * *] (the “[ * * *]”) and [ * * *] (the “[ * * *]”) and (b) at Red Mile’s election, [ * * *] (the “[ * * *]”). The Initial Game and Ports, Additional Games, and New Platform Game versions thereof, if any, may be referred to collectively in this Agreement as the “Initial Game SKUs.”

1.6  “Initial Platforms” as used in this Agreement means the [ * * *], the [ * * *] and the [ * * *] and any successor video game console platforms of each made commercially available during the Term (e.g., for illustration only, the [* * *] and any successor [ * * *] console(s) thereto).

1.7  “Initial Platform Games” as used in this Agreement means the Initial Game and the “Sequels” (defined below).

1.8  “Additional Platforms” as used in this Agreement means, with the specific exception of [ * * *] (unless otherwise agreed to by FMI) and the Initial Platforms, each of the electronic hardware platforms in existence as of the Effective Date, including, without limitation, personal computers (utilizing Windows, Mac based or other operating systems), [ * * *] (“ [* * *]”), [* * *], and [ * * *], and the successor platforms thereto.

1.8.1  Notwithstanding the foregoing, in no event shall Red Mile exploit the Rights with respect to a Licensed Product for any of the Initial Platforms or Additional Platforms to be used in connection with an “[ * * *]” (as defined hereinafter below) except as may be permitted under this Agreement.

1.9  “Additional Game(s)” as used in this Agreement means an interactive software product that operates on an Additional Platform, is substantially similar to one of the Initial Platform Games (e.g., in terms of characters, storyline, gameplay, artwork) but is not a Port of such Game.

1.10  “Port(s)” as used in this Agreement means the version of any Initial Platform Game adapted (e.g., maintaining the same gameplay, characters, and utilizing substantially the same technology and programming as utilized to develop the relevant Initial Platform Game) for use on another Additional Platform, all as further set forth in Paragraph 1.18, below.

1.11  The “First Sequel” means the second interactive entertainment software videogame product developed by or on behalf of Red Mile pursuant to this Agreement that incorporates the Property (or any element thereof), operates on one or more of the Initial Platforms, and is placed into development after the Initial Game, whether using original assets and technology or reusing some or all of the assets and technology of the Initial Game. The First Sequel and Ports, Additional Games, and New Platform Game versions thereof, if any, may be referred to collectively in this Agreement as the “First Sequel Games.”

1.12  The “Second Sequel” means the third electronic interactive entertainment software videogame product developed by or on behalf of Red Mile pursuant to this Agreement that incorporates the Property (or any element thereof), operates on any of the Initial Platforms, and is placed into development after the First Sequel, whether using original assets and technology or reusing some or all of the assets and technology of the Initial Game or First Sequel. The Second Sequel and Ports, Additional Games, and New Platform Game versions thereof, if any, may be referred to collectively in this Agreement as the “Second Sequel Games.”

1.13  The “Third Sequel” means the fourth electronic interactive entertainment software videogame product developed by or on behalf of Red Mile pursuant to this Agreement that incorporates the Property (or any element thereof), operates on any of the Initial Platforms, and is placed into development after the Second Sequel, whether using original assets and technology or reusing some or all of the assets and technology of the Initial Game, First Sequel, or Second Sequel. The Third Sequel and Ports, Additional Games, and New Platform Game versions thereof, if any, may be referred to collectively in this Agreement as the “Third Sequel Games.”

1.14  “Sequels” as used in this Agreement refers collectively to the First Sequel, Second Sequel, and Third Sequel.

1.15  “New Platforms” as used in this Agreement means an electronic hardware platform other than an Initial Platform or the Additional Platforms (e.g., the [ * * *], a new [ * * *]-brand game console, etc.); it being understood and acknowledged that FMI’s express approval shall be a condition precedent to extension of the Rights to any such New Platforms. As to each New Platform for which Red Mile notifies FMI that it wishes to develop a video game (each a “New Platform Game”), without limiting FMI’s other approval rights, FMI may withhold its consent if, in FMI’s good faith assessment, a New Platform Game on such New Platform would likely harm (e.g., damage the reputation of or bring negative publicity to) FMI and/or the Property; provided, however, that FMI shall not during the Term grant to any third party any New Platform rights FMI declined to extend to Red Mile. As to each New Platform for which FMI authorizes the development of a New Platform Game, the Rights shall be extended thereto and to Licensed Products directly related thereto for no additional advance or other compensation other than any Royalties due for such New Platform Game and its related Licensed Products pursuant to this Agreement.

1.16  “Supplemental Products” as used in this Agreement means strategy guides and similar written materials (excluding comic books, graphic novels, comic strips, and/or similar materials), whether available to consumers in print or online (including downloadable materials), that relate directly to (and may be packaged with) each of the Games and/or Add-Ons created pursuant to this Agreement.

1.17  “Add-Ons” as used in this Agreement means so-called “mission packs,” “expansion packs,” and/or “download packs” (as such terms generally are understood in the North American video game industry as of the Effective Date) that (i) are additions to one of the Games; (ii) consumers must purchase or otherwise obtain separately from the relevant Game; (iii) require the original Game in order to function; (iv) provide additional maps, levels, missions, scenarios, characters, vehicles, weapons and/or other elements; and (v) may be obtained by the consumer via disc, internet download, or otherwise with respect to any individual Initial Platform, Additional Platform or New Platform, if any.

1.18  Games, Ports and Additional Games: The parties intend that each of the Initial Platform Games be substantially similar to each other (i.e., the Initial Game on [ * * *] will have a storyline, gameplay, artwork, etc., substantially similar to the Initial Game on the [ * * *] and on the [ * * *]; the First Sequel, if any, will have a storyline, gameplay, artwork, etc., substantially similar on all of the Initial Platforms, all subject to the technical requirements and first party platform manufacturer approvals for each of the Initial Platforms, etc.). If an Initial Platform Game can reasonably, practicably (in terms of technology and standard video game business practice) be ported to (i.e., adapted for use on) one or more Additional Platforms, then the Rights with respect to one such version of the Game for each such Additional Platform (i.e., a Port) shall be deemed included within the Rights licensed to Red Mile for the relevant Initial Platform Game. As to each Additional Platform for which a Port of an Initial Platform Game is not reasonably practicable, the Rights licensed for the relevant Initial Platform Game shall include one new interactive software product per such Additional Platform (i.e., an Additional Game); provided that, in each case, the respective Additional Game shall be substantially similar (relative to the technical specifications of the particular Additional Platform) to the relevant Initial Platform Game. By way of example but not limitation: if the First Sequel is combat-based and features Marv and includes Miho, then the Additional Game version of the First Sequel, if any, will also be combat-based and feature Marv but may or may not, at Red Mile’s election, include Miho.

1.19  First Sequel: FMI shall license the Rights to Red Mile as to the First Sequel Games and the Add-Ons and Supplemental Products relating thereto on the terms otherwise set forth in this Agreement upon satisfaction of the following conditions precedent (Paragraphs 1.19.1-1.19.2, inclusive):

1.19.1  The conditions set forth in Paragraph 1.22 are satisfied with respect to the First Sequel; and

1.19.2  Red Mile pays FMI the first installment of the “First Sequel Advance” as required in Paragraph 2.2.1 of Schedule 2.

1.19.3  Extension of the Rights to New Platforms remains subject to the terms of Paragraph 1.15.

1.20  Second Sequel: FMI shall license the Rights to Red Mile as to the Second Sequel Games and the Add-Ons and Supplemental Products relating thereto on the terms otherwise set forth in this Agreement provided that:

1.20.1  Red Mile causes the “Commercial Release” (defined hereinbelow) of the Initial Game and the First Sequel during the Initial Term in accordance with this Agreement’s terms; and

1.20.2  Red Mile notifies FMI during the Initial Term of Red Mile’s desire to extend the Rights to the Second Sequel; and

1.20.3  the conditions set forth in Paragraph 1.22 are satisfied with respect to the Second Sequel; and

1.20.4  Red Mile pays FMI the first installment of the “Second Sequel Advance” as required in Paragraph 2.3.1 of Schedule 2.

1.20.5  Extension of the Rights to New Platforms remains subject to the terms of Paragraphs 1.15.

1.21  Third Sequel: FMI shall license the Rights to Red Mile as to the Third Sequel Games and the Add-Ons and Supplemental Products relating thereto on the terms otherwise set forth in this Agreement provided that:

1.21.1  the conditions set forth in Paragraph 1.22 are satisfied with respect to the Third Sequel;

1.21.2  Red Mile notifies FMI during the Term of Red Mile’s desire to extend the Rights to the Third Sequel;

1.21.3  Red Mile pays FMI the first installment of the “Third Sequel Advance” as required in Paragraph 2.4.1 of Schedule 2.

1.21.4  Extension of the Rights to New Platforms remains subject to the terms of Paragraph 1.15.

1.22  Conditions Precedent: As to each of the Sequels, respectively, Red Mile’s right to extend the Rights thereto shall be subject to the following conditions precedent:

1.22.1  Red Mile’s having demonstrated to FMI’s reasonable satisfaction that Red Mile has secured or will timely secure the services of a game developer acceptable to FMI, in consultation with GZP and Union, to be the developer of the relevant Sequel; and

1.22.2  Red Mile is in “Presumptive Nonbreach Status” (as defined below) at the time Red Mile notifies FMI of Red Mile’s desire to extend the Rights to the relevant Sequel and/or New Platform(s). If at the time FMI receives Red Mile’s notice of Red Mile’s desire to extend the Rights FMI is unaware of any fact, event or occurrence entitling FMI to terminate the Term, then Red Mile shall be in “Presumptive Nonbreach Status.” If at the time FMI receives Red Mile’s notice of Red Mile’s desire to extend the Rights, FMI is aware of any fact, event or occurrence entitling FMI to terminate the Term, then Red Mile shall not be in Presumptive Nonbreach Status, and FMI shall, within five (5) business days of receiving such Rights extension request notice, provide Red Mile with notice setting forth the fact, event or occurrence causing Red Mile not to be in Presumptive Nonbreach Status; whereupon, in order to attain its Presumptive Nonbreach Status, Red Mile shall: (a) with respect to Red Mile’s failure to make any required payment under this Agreement as determined pursuant to the process set forth in Paragraph 4.2 hereof, have ten (10) business days from its receipt of such notice from FMI (or its auditor) to make such required payment; and/or (ii) with respect to any other fact, event, or occurrence, have thirty (30) days of its receipt of such notice from FMI to cure such fact, event, or occurrence. The parties acknowledge that, subject to the provisions of Paragraphs 1.23.3, 1.25.1 and 8.5 hereof, no failure by FMI to provide any notice pursuant to this Paragraph 1.22.2 shall be deemed to be a waiver of (or serve as a basis to estop or to prevent FMI from asserting) any claim, right, or remedy FMI may have hereunder or at law, or otherwise to ratify any action of Red Mile. The preceding terms of this Paragraph 1.22.2 shall not apply to FMI’s right to terminate the Term without a cure period as set forth in Paragraph 8.7 hereof; and

1.22.3  Subject to Paragraph 8.13 hereof, Red Mile’s having entered into agreements with GZP and Union with respect to the relevant Sequel.

1.23  Without limiting the provisions of Paragraph 8.0 hereof:

1.23.1  If Red Mile requests to extend the Rights to any Sequel and is precluded from such extension due to its failure to meet the requirements set forth in Paragraphs 1.19, 1.20, 1.21, or 1.22, as applicable, or otherwise, then subject to FMI’s rights pursuant to Paragraph 8.0 and its subparts, Red Mile may subsequently request to extend the Rights to such Sequel at any other time prior to the expiration or earlier termination of the Term, and FMI shall extend the Rights to such Sequel if, upon such subsequent request, Red Mile no longer fails to meet the requirements of Paragraphs 1.19, 1.20, 1.21 or 1.22, as applicable; provided, (a) FMI shall have no obligation to extend the Rights to any Sequel after Red Mile has unsuccessfully requested to extend the Rights to such Sequel more than five (5) times; (b) nothing herein shall require FMI to extend the Term to allow Red Mile to resubmit such request(s); and (c) nothing herein shall be deemed to impose an obligation on FMI to extend the Term (or Extended Term, if applicable) other than as expressly set forth in this Agreement.

1.23.2  If Red Mile declines in writing to exercise its right to seek extension of the Rights as to any Sequel as required in this Agreement, or if Red Mile ceases development of the Initial Game or of any Sequel for more than sixty (60) consecutive days once development of the Initial Game or such Sequel has commenced but prior to the Commercial Release, thereof, and such cessation is not caused by or the result of an “Excused Delay” (as hereinafter defined), then, without limiting any of FMI’s other rights under this Agreement, (i) FMI may terminate the Rights as to any Games that did not have a Commercial Release as of the date of such termination of the Rights (including the Rights as to any Licensed Products related to such Games); provided, unless FMI has terminated the Term for any reason(s) other than those reasons set forth in this sentence, above, Red Mile may continue for the balance of the Initial Term or, if applicable, the Extended Term, to exercise the Rights as to such Games that have had a “Commercial Release” (i.e., a release in the United States to the general public in commercially reasonable quantities and, if applicable as required herein, in accordance with the advertising and promotion requirements set forth in Paragraph 1.23.2.2, hereinbelow) prior to the effective date of termination (including the Rights as to any Licensed Products related to such Games), (ii) all other rights, including but not limited to the Rights as to all future Games (i.e., that did not have a Commercial Release as of the effective date of termination of the Rights) and Licensed Products relating thereto shall, immediately upon such termination, revert to FMI, and (iii) subject to the other terms and conditions of this Agreement, FMI shall be free to exercise all such reverted rights in its sole and absolute discretion.

1.23.2.1  Marketing Commitment: Provided the Term has not expired or been terminated, Red Mile shall spend at least [* * *] (US $[* * *]) in cash and/or cash equivalents for the marketing and promoting of the Initial Game (together with the Licensed Products for such Initial Game) in the Territory, of which not less than (i) [* * *] (US $[* * *]) shall be spent in the United States, Canada and their respective territories, protectorates and possessions, and (ii) [* * *] (US $[* * *]) shall be spent throughout the rest of the Territory; provided, that if Red Mile proposes an alternative allocation for the $[* * *] marketing and promotional budget for FMI’s approval, then FMI shall consider such proposal in good faith and not unreasonably withhold or delay its approval thereof. Red Mile agrees to at least the same marketing and promoting obligations as to each Sequel (together with the Licensed Products related thereto), if any, as are set forth herein as to the Initial Game. The specific application of such marketing and promotional expenditure(s) shall be determined within Red Mile’s good faith, reasonable, business discretion, subject to FMI’s approval rights of the “Advertising Materials” (as hereinafter defined) as set forth in this Agreement.

Any cash or cash equivalents expended by Red Mile or by a third party on Red Mile’s behalf (e.g., by one of Red Mile’s foreign sub-distributors) for the marketing and promotion of an Initial Platform Game (including the Licensed Products thereof) shall be included in the calculation of Red Mile’s compliance with its obligations under this Paragraph; provided, Red Mile hereby acknowledges that advertisements placed in Red Mile products shall have no cash value attributed to them for purposes of determining Red Mile’s compliance with its obligations under this Paragraph. In compliance with its obligations under this Paragraph 1.23.2.1, Red Mile may use up to ten percent (10%) of the entire marketing and promotion budget for the applicable Initial Platform Game for the creation of the Advertising Materials that are ultimately used for the promotion of the Licensed Products for such Initial Platform Game.

1.23.2.2  The parties acknowledge that, for purposes of Red Mile’s meeting the requirements of a Commercial Release as referenced in Paragraph 1.23.2 hereinabove, Red Mile shall spend at least twenty percent (20%) of the marketing minimum set forth in Paragraph 1.23.2, hereinabove, within the four (4) weeks in advance of the release of Initial Game and, as applicable, the First Sequel, Second Sequel and Third Sequel, subject (without any waiver of any claim, right or remedy of FMI) to termination of such Red Mile obligation if the Term is terminated before such minimums are met.

1.23.3  Without limiting any of FMI’s other rights or remedies, solely with respect to Red Mile’s efforts to extend the Rights as provided herein, if Red Mile (i) fails to satisfy any of the conditions precedent set forth in Paragraphs 1.19, 1.20, 1.21, 1.22, 2.1, 2.7, 6.1, or otherwise in this Agreement with respect to the extension of Rights, or fails timely to make the payment required pursuant to Paragraphs 2.1.3, 2.2.2, 2.3.2, or 2.4.2 hereinbelow; and (ii) has used, incorporated, or otherwise exploited the Property in connection with any product that would have been a Licensed Product had the applicable condition(s) precedent referenced in this Paragraph been satisfied, then FMI, solely as to such use of the Property, hereby irrevocably waives any claims it has or might otherwise be entitled to assert against Red Mile for intellectual property infringement (including claims for statutory damages under federal copyright laws) to the extent that such claims (a) relate to or arise from events occurring prior to the termination date of this Agreement, and (b) relate to or arise from Red Mile’s failure to satisfy one or more of the conditions precedent referenced in this Paragraph.

1.24  [* * *]. During the Initial Term, Red Mile shall have a thirty (30) day exclusive first negotiation right with FMI regarding Red Mile’s license of the right to use, to copy, to modify, to manufacture, to distribute, to develop, to publish, to display publicly, and to have copied, modified, manufactured, distributed, developed, published or publicly displayed, and otherwise to exploit the Property in the design, development, manufacture, packaging, distribution, publishing, promotion, advertisement, and sale throughout the Territory and in all languages, of an [ * * *] (the “[ * * * ] Rights”).

1.24.1  FMI shall not solicit offers from a third party regarding the [ * * *] Rights unless:

1.24.1.1  Red Mile and FMI shall have engaged in the [ * * *] Rights negotiations, and Red Mile and FMI failed to agree in writing within thirty (30) days of commencement of negotiations as to the terms by which FMI would license the [ * * *] Rights to Red Mile; or

1.24.1.2  Red Mile has waived its right to negotiate for the [ * * *] Rights; or

1.24.1.3  Red Mile is in material breach of its obligations under this Agreement or its agreements with Union and/or GZP regarding the Games and has subsequently failed to cure such material breach within the cure period set forth in the respective agreement.

1.24.2  If Red Mile and FMI have not reached agreement regarding the [ * * *] Rights (per Paragraph 1.24.1.1), or if Red Mile has not waived its right to negotiate for the [ * * *] Rights (per Paragraph 1.24.1.2), and if Red Mile is not in material breach (as detailed in Paragraph 1.24.1.3), then FMI shall not license the [ * * *] Rights to a third party either:

1.24.2.1  without first providing Red Mile ten (10) business days within which to notify FMI that Red Mile will match the terms of such third party’s offer; or

1.24.2.2  on terms and conditions materially more favorable to any third party than the terms and conditions FMI last offered to Red Mile.

1.24.3  Notwithstanding any contrary provision herein, FMI reserves the rights to use and/or to permit a third party to use the Property, and/or any elements thereof, in interactive so-called “virtual environments” and/or “virtual worlds” (Second Life, Metaverse, etc.) (“Virtual Game”) solely for promotional purposes (e.g., in relation to an Excluded Adaptation) and/or charitable purposes (e.g., for the benefit of HERO Initiative), provided that such Virtual Game (i) when taken as a whole, is not substantially similar to any Licensed Product; (ii) does not compete substantially with any of the Licensed Products; and (iii) if for promotional (but not if for charitable) purposes, requires users to pay either no fee or a nominal fee to use, exclusive of any other revenue activity that may be ancillary to the Virtual Game (e.g., purchases of merchandise at the site or in the Virtual Game itself). Red Mile hereby acknowledges that any such use of the Property shall be without any obligation to Red Mile under this Paragraph 1.24 or otherwise; provided that (a) FMI provides a detailed notice to Red Mile of the existence and use of such Virtual Game, and (b) Red Mile consents or fails to consent to the exploitation (as described in FMI’s notice) of such Virtual Game within five (5) business days of FMI’s delivery of such notice, such Red Mile consent not to be unreasonably conditioned. If, within such five (5) day period, Red Mile objects to one or more proposed elements of the proposed Virtual Game, then FMI shall endeavor in good faith to accommodate Red Mile’s specific objections.

1.25  Supplemental Products: Red Mile may create, market, sell and otherwise exploit, or cause the creation, marketing, sale and exploitation of Supplemental Products for each of the Games, and/or Add-Ons created pursuant hereto; provided that (i) FMI shall have the right to approve the creation, marketing, and/or distribution of such Supplemental Products and the terms of the agreements relating directly thereto; (ii) FMI shall have not fewer than ten (10) business days to review and to approve, to disapprove and/or to comment on any such proposed Supplemental Products and agreements relating thereto; and (iii) sales of such Supplemental Products shall be subject to Red Mile’s payment to FMI of “Supplemental Royalties” as set forth in this Agreement and to all other terms and conditions hereof. For the avoidance of doubt, except as expressly set forth in this Agreement, nothing shall prevent FMI from exploiting the Property and/or the Excluded Property and/or elements thereof for use in entertainment products, games (other than interactive software video games) and services that do not compete directly with the Licensed Products authorized or the Rights licensed hereunder. Such permitted entertainment products, games and services include, but are not limited to: distribution of Sin City comic books and/or graphic novels (or portions thereof) via the internet (or similar media) and/or for viewing either on PCs, electronic handheld or other devices; slot-machines and/or other casino games; theme-park games and/or contests (whether mechanical, web-based, or wireless); pay-per-play, kiosk, standalone, upright or similar style arcade games; lottery cards; and/or nonelectronic role-playing, trading card, or board games.

1.25.1  Any license to Red Mile extending the Rights to any product other than the Initial Game SKUs and the Add-Ons and Supplemental Products relating thereto, if any, must be set forth in a writing executed by FMI subsequent to the Effective Date to be effective. Red Mile shall draft and deliver to FMI for FMI’s comment and/or approval a document affirming the extension of the Rights in each case substantially in the form set forth on Exhibit B (each an “Extension Document”); provided, FMI shall execute the relevant Extension Document (upon the terms and conditions as set forth in this Agreement) within five (5) business days after FMI, following its good faith, timely investigation, confirms that the requirements as set forth in this Agreement for the First Sequel, Second Sequel, and Third Sequel, respectively, have been met and provided that such Extension Document is substantially in the form set forth on Exhibit B; provided, however, Red Mile hereby acknowledges that no extension of the Rights by FMI shall act or be construed as a waiver of any rights FMI may have pursuant to Paragraph 8.0 with respect to any fact(s) not known to FMI at the time FMI executed such Extension Document.

1.25.2  Each of Red Mile’s rights as set forth in this Agreement shall only be exercisable if Red Mile is in Presumptive Nonbreach Status and not in material breach of its agreements with either Union or GZP.

1.26  Combination Sales: In addition to the preceding, FMI, subject to the terms and conditions of this Agreement, hereby licenses to Red Mile the right to sell and otherwise to exploit the Games packaged with the hardware platforms for which such Games are compatible or with accessories compatible with use of the Games (so-called “OEM Sales”), and Red Mile shall have the right to package the Games for sale with any other interactive software game product (any of the foregoing a “Combination Sale”); provided, Combination Sales in each instance (and the terms of the agreements directly related thereto) shall be subject to FMI’s prior approval, which shall not to be unreasonably withheld or delayed, and OEM Sales in each instance shall be subject to FMI’s and Red Mile’s mutual agreement with respect to the allocation of the revenue resulting from such OEM Sales for purposes of determining FMI’s Royalties (as defined hereinafter) relating thereto.

1.27  Nothing in this Agreement shall be construed as granting or licensing to Red Mile the right to use any other names, logos, emblems, symbols, designs, trademarks or identifications of FMI, Miller or any other person or entity other than the Property unless otherwise expressly required in this Agreement. Nothing in this Agreement shall be construed as granting Miller, FMI, Union, GZP or any of their respective Affiliates the right to use any name, logo, emblem, symbol, design, identification or other intellectual property of Red Mile, other than as expressly required in this Agreement.

1.28  Reservation of Rights: FMI expressly reserves any and all rights FMI not expressly granted or licensed to Red Mile in this Agreement. Nothing in this Agreement shall be construed to prevent FMI from granting or licensing any other licenses and/or rights to other firms, companies, entities, groups, and/or individuals to use the Property in any manner, unless expressly and specifically prohibited in this Agreement. Nothing in this Agreement shall be construed to prevent Red Mile from licensing, developing or otherwise publishing interactive software video games that may compete with any Licensed Products or, except to the extent expressly provided in this Agreement, to devote the same or similar efforts to marketing the Licensed Products as it devotes to its other products.

2.0	FMI COMPENSATION.

In consideration of, and as a condition precedent to the effectiveness of, FMI’s license of Rights to Red Mile under this Agreement, Red Mile shall pay to FMI the amount specified in Schedule 2 attached hereto as set forth therein. Any references in this Agreement to any subparagraph or other part of "Paragraph 2" shall be a reference to the corresponding subparagraph or other part of Paragraph 2 of Schedule 2 hereof. All the terms of that Schedule 2 are incorporated herein and made a part of this Agreement.

3.0	STATEMENTS AND PAYMENTS

3.1  Within forty-five (45) days of the end of each calendar quarter during the Term and any other calendar quarter after the expiration or termination of the Term in which Red Mile sells or distributes any Licensed Products, otherwise receives or is credited with any Gross Receipts, and/or in which any other event that affects revenue, expenses and/or sales of the Games and/or Licensed Products occurs, Red Mile shall deliver to FMI full and accurate statements in sufficient detail to show all relevant information relating to Gross Receipts, Allowable Deductions, Net Receipts, and Royalties (each a “Royalty Statement”). Gross Receipts shall be accounted for on an individual basis for each of the Licensed Products. Each Royalty Statement shall be delivered to the appropriate address shown in Schedule 3 hereof, unless FMI notifies Red Mile otherwise. Simultaneously with the submission of each quarterly Royalty Statement, Red Mile shall pay all related Royalties as specified above, or apply such payments to the unrecouped portion of the relevant Advance, as applicable, if any. All other payments required hereunder shall be made within forty-five (45) days of the due date.

3.2  Red Mile may, but shall not be required to, deduct applicable withholding taxes, if any, from Royalties prior to remitting the same to FMI (or applying such Royalties to the Advance as applicable). In such event, Red Mile shall provide a copy of such withholding tax receipt and provide the appropriate tax credit forms within ninety (90) days of the close of the applicable tax year, or, if earlier, whenever such forms become available.

3.3  All references to payments and expenditures herein are to United States dollars unless expressly stated otherwise. All accountings and payments to FMI shall be made in accordance with the payment provisions set forth in Schedule 3.

3.4  Without limiting any obligation of Red Mile or any right or remedy of FMI, if Red Mile fails to make payment when due of any monies owed under this Agreement, then FMI shall be entitled to interest on such overdue amount at a rate equal to ten percent (10%) per annum, or such lower rate as may be the maximum rate permitted under applicable law, during the period between the date the payment first becomes due and the date such amount is actually paid.

4.0	BOOKS AND RECORDS; AUDIT RIGHTS

4.1  During the Term and, if applicable, the “Sell Off Period” (as hereinafter defined) or any subsequent period during which any Licensed Products are sold or distributed or during which Red Mile otherwise receives or is credited with any Gross Receipts, and for a one year period thereafter, Red Mile shall maintain true, accurate, and complete books of account and records relating to the sales, distribution, and/or any other exploitation of Licensed Products and any other exercise of Red Mile’s rights hereunder and/or any other receipt of Gross Receipts.

4.2  Not more than twice per year during the Term and, if applicable, the Sell Off Period, and for two (2) years following the date FMI is last entitled to receive a Royalty Statement from Red Mile, FMI, by a certified public accounting firm or accountant employing generally accepted accounting principles, shall have the right, on not fewer than ten (10) business days’ prior notice and not during the first twenty-five (25) days after the close of any fiscal quarter of the other party or within thirty (30) days prior to the close of Red Mile’s fiscal year, to examine and to audit such books of account and records in Red Mile’s possession or under its control relating to this Agreement (including any software or digital records, and the use - and, if requested, instruction regarding the use - of any proprietary software used by Red Mile and necessary to view such records). Such audits shall be conducted at Red Mile’s premises or where Red Mile customarily keeps such books and records (provided, such location shall be within the United States) and shall be conducted during Red Mile’s normal business hours and in a manner that will not unreasonably interrupt Red Mile’s normal business activities. FMI shall not audit the same records more than once; provided, however, that an audit for one year may include an audit for any previous year for which no audit was conducted. Such audits shall be at FMI’s cost and expense, except that if an audit reveals a deficiency of five percent (5%) or more between the amount found to be due to FMI and the amount Red Mile actually paid to FMI for the period being audited, all actual, reasonable and verifiable costs and expenses documented by FMI as being incurred by FMI in connection with such audit shall be paid by Red Mile promptly after FMI's demand therefor, along with the amount of the deficiency plus interest as set forth in Paragraph 3.4, above. FMI’s auditor shall provide Red Mile with a written copy of its report and shall hold all information confidential, providing FMI with only such information as required to establish or to explain the results of such audit. Without limiting the foregoing, the results provided to FMI shall be the “Confidential Information” of Red Mile (as set forth at Paragraph 14.0, below), and FMI shall not use or disclose to any third party such results except in connection with the enforcement of its rights under this Agreement and as permitted under Paragraph 14.0.

4.3  FMI’s exercise, in whole or in part, of its right to inspect or to audit records and accounts (or of any other right herein granted), the receipt or acceptance by FMI of any statement, payment, and/or report or the deposit by FMI of any payment from Red Mile shall be without prejudice to any other rights or remedies of FMI and, without limiting the foregoing, shall not stop or prevent FMI from thereafter disputing the completeness, accuracy, and/or correctness of any such statement, report, or payment for a period of two (2) years and, in the event that any inconsistencies or mistakes are discovered in any statements or payments, Red Mile shall immediately rectify same and make the appropriate payments (including interest on any delinquent amounts) in accordance with this Agreement’s terms.

5.0	QUALITY CONTROL; APPROVALS

5.1  Red Mile shall ensure that each Licensed Product distributed hereunder is of high quality consistent with the reputation and goodwill of the Property, and shall comply with all applicable laws, regulations, and established industry standards of the country of origin and the country of destination of the Licensed Products and any other country or territory in which the Licensed Products are shipped. Without limiting the foregoing, Red Mile agrees that any and all of the Licensed Products and any advertising or promotional materials shall be: (i) of first-class quality in all respects (and not less than the quality of similar products in the relevant part of the Territory during the Term); (ii) adequate and suited to the purpose for which they are intended; and (iii) manufactured, advertised, promoted, sold, distributed, and marketed in accordance with all statutes, laws, rules, and regulations applicable to the Licensed Products, and industry standards, and this Agreement’s terms. Without limiting the foregoing, Red Mile shall not sell, distribute, use, or permit or authorize the sale, distribution, or use of Licensed Products and/or any advertising or promotional material that are “seconds,” “irregulars,” damaged, or defective or that otherwise fail to meet the specifications or standards in this Agreement.

5.2  The Licensed Products, including the packaging and advertising and promotional materials for each, and the interim builds of the Games described below, shall be subject to FMI’s prior approval as more specifically set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, FMI shall not withhold approvals on the basis of changes to a Licensed Product required for quality assurance, “bug” fixing, formatting, technical specifications and/or error correction (collectively, “Technical Issues”) except to the extent that such Technical Issues (a) adversely affect the Property’s image; (b) create substantive inconsistencies with the manner in which the Property traditionally has been presented to the public (e.g., making Marv wear a dress); and/or (c) alter the overall look and feel of any article, item, or Deliverable previously approved by FMI.

5.3  Red Mile shall deliver to FMI in accordance with this Agreement’s terms, and FMI’s approval shall be required of, each of the following elements and/or articles of or for the Licensed Products, as applicable, all to be created and delivered to FMI at Red Mile’s expense:

5.3.1  Each “Game Design Document” (i.e. the comprehensive written game design proposal specifying in reasonable detail the anticipated gameplay, environments, characters, etc. of the relevant Game and/or Add-On) for each proposed platform;

5.3.2      All Concept artwork and preliminary designs for the Licensed Products;

5.3.3  Proposed final designs for all Licensed Products other than Games or Add-Ons;

5.3.4  Proposed final packaging design for all Licensed Products;

5.3.5  Prototype of each Licensed Product;

5.3.6       Each Alpha Milestone for each Game for each platform and any Add-Ons therefor; provided, that as used herein, an “Alpha Milestone,” unless otherwise agreed to by the parties hereto, shall be the interim build of the relevant Game as to which: (i) all major components and elements are in place and as specified in the developer’s approved comprehensive Game Design Document, although not necessarily functioning at final speed or with final data; (ii) environments and levels will be playable, including non-playable characters (“NPCs”) and NPC interactions; provided that the Game will still have major bugs (e.g., so-called “crash bugs” or “A bugs”) such that play on any particular level from start to finish without resorting to “cheats” may not yet be possible; (iii) NPC cinematics will be integrated and the game interfaces will be functional; (iv) visual and/or audio changes may still need to be made; (v) final cinematics will be available in AVI form but may not be integrated in the Game’s engine); and

5.3.7  Each Beta Milestone for each Game for each platform and any Add-On therefore; provided, that as used herein, a “Beta Milestone,” unless otherwise agreed to by the parties hereto, shall be the interim build of the relevant Game as to which: (i) all of the Game's major components are in place and running with final speed and data, including balance and tuning; (ii) may still have bugs, but not major bugs that impede player progression; (iii) all “world” and included levels are playable from start to finish on at least one gameplay path; (iv) all assets are deemed frozen and not subject to change; (v) will run on minimum system requirements; all controllers work; the Beta Milestone runs on final media; final audio is included); and

5.3.8  Advertising and promotional material intended for release to the trade and/or the public, including, without limitation, print ads, point-of-purchase displays, television ads, video trailers, and demos (collectively, “Advertising Materials”); provided, that (i) Red Mile shall determine in its good faith business judgment the advertising and marketing strategy for the Licensed Products, and upon request of FMI, provide FMI with a statement as to what such advertising and marketing strategy entails; and (ii) FMI shall not have the right to approve the media or frequency third-party retailers, distributors or other third party contractors of Red Mile (e.g., Wal-mart) utilize or exploit such Advertising Materials (subject to FMI’s other approval rights set forth in this Agreement), provided that such strategy does not result in a material alteration to any Advertising Materials approved by FMI.

5.4  FMI’s approval of any item, deliverable, article, or milestone (individually, a “Deliverable” or collectively, “Deliverables,” as appropriate) shall be binding on FMI provided that no substantial changes are made to the relevant Deliverable following FMI’s approval thereof and subject to the terms of Paragraph 5.5, below. Subject to the terms of the immediately preceding sentence, any approval by FMI of a Deliverable for either the [ * * *] or the [ * * *] (or the successor platforms thereof) for the Initial Game, First Sequel, Second Sequel, or Third Sequel, shall be deemed to be FMI’s approval of such Deliverable to the extent incorporated in any other Initial Game SKUs, First Sequel Games, Second Sequel Games, or Third Sequel Games, respectively.

5.5  As used herein, an “External Event” means a natural disaster (e.g., Hurricane Katrina) or other catastrophic event (e.g., a terrorist attack, a school shooting). If, after FMI approves a Deliverable, an External Event occurs that FMI reasonably believes could directly and adversely affect the general public’s perception of the Deliverable and/or cause the Deliverable to be deemed offensive or distressing to the general public (e.g., a scene depicting a mass shooting at a school or university following the Columbine high school or Virginia Tech University shootings), then FMI shall have the right to withdraw its approval of such Deliverable to the extent that FMI reasonably deems necessary in order to remove any potentially offensive element(s); provided that such revocation of approval shall not require Red Mile to recall a Licensed Product that has already had a Commercial Release as of the date the External Event occurs. If FMI withdraws its approval of any Deliverable pursuant to this Paragraph, then the parties shall confer in good faith to discuss whether (i) to revise such Deliverable affected by the External Event, or (ii) to postpone the Commercial Release of the Licensed Product for which such Deliverable was submitted. Any delay resulting from operation of this Paragraph 5.5 shall (x) be deemed an Excused Delay (defined at Paragraph 6.3 hereof), and (y) if longer than thirty (30) consecutive days, result in an extension of the Term for a period equal in duration to the entire length of such delay period.

5.6  FMI shall reject or accept each Deliverable (including, without limitation, any third party contract or terms thereof submitted pursuant to this Agreement) within ten (10) business days of FMI’s receipt thereof. If FMI fails to accept or reject the relevant Deliverable within such ten (10) business day period, then Red Mile shall notify FMI of such failure (“Delay Notice”), and FMI shall have five (5) additional business days from the date FMI receives such Delay Notice to accept or reject such Deliverable. If Red Mile does not receive FMI’s notice of approval or disapproval of such Deliverable within five (5) business days of FMI’s receipt of the applicable Delay Notice, then FMI will be deemed to have approved such Deliverable. If FMI rejects a particular Deliverable, then the acceptance/rejection procedures set forth above shall be repeated until FMI approves the relevant Deliverable; provided, that if FMI rejects any Deliverable, then FMI’s notice of rejection must reasonably detail the reasons for such rejection such that upon Red Mile’s compliance with such notice, FMI will grant such approval. Any article or element approved by FMI shall not be later rejected, and FMI may not reject any aspect of the Games’ or the Add-Ons’ design so long as such design aspect conforms with the relevant approved Game Design Document; subject to the External Event provisions set forth in the immediately preceding paragraph. Red Mile shall have the right, in its sole discretion, to submit articles to FMI for review in addition to the articles set forth above in an effort to reduce the possibility of rejection of any Deliverable to be submitted later, and FMI may approve or reject such submission in accordance with the terms hereof. Red Mile shall not use the Property in conjunction with any other property or under any circumstances that would be or are reasonably likely to disparage or to demean the Property, FMI and/or Miller, unless otherwise specifically approved by FMI.

5.7     Red Mile acknowledges that FMI may, by notice to Red Mile, designate GZP and/or Union and/or another entity as its “Approval Designee” to provide the approvals and/or rejections required pursuant to this Paragraph 5.0. After Red Mile receives such notice (and unless or until FMI revokes such authorization, or such authorization expires by its terms), FMI agrees that any instruction, decision, or approval given by FMI’s Approval Designee for the Deliverable(s) for which the approval and/or rejection authority was granted shall be deemed to be an instruction, decision, or approval by FMI under this Agreement and shall be fully binding on FMI and its permitted assignees and successors. Notwithstanding the preceding, the terms of this Paragraph 5.7 in no way limit or modify FMI’s representation and warranty to Red Mile in Paragraph 9.1.7.

5.8  Unless otherwise instructed by FMI, all articles submitted for FMI’s approval shall be delivered to the address set forth on Schedule 3 hereto (the “FMI Address”), with copies sent concurrently to:

    Law Offices of Harris M. Miller II, P.C.
    8424A Santa Monica Boulevard, Suite 127
    West Hollywood, CA 90069-4267

5.9  FMI acknowledges that the Games may be subject to the approval of so-called “first party” console platform manufacturers (i.e., Sony, Microsoft and Nintendo for the Initial Platforms), and Red Mile shall have the right to make or incorporate such changes as required by the first party console manufacturers after good-faith discussions with FMI.

5.10  Red Mile shall keep FMI reasonably informed of the Licensed Products’ status throughout the development and/or production process of each, including but not limited to the time and place at which “key production steps” (e.g., voice recording sessions, story meetings between Red Mile and the relevant Game’s developer) are to be undertaken at Red Mile’s expense. Without limiting any other approval right of FMI, FMI shall have the right to have a designee present for such key production steps; provided, however, that if such designee’s presence is not requested by Red Mile, then such attendance shall be at FMI’s sole expense unless the parties otherwise agree. Without limiting any other right of FMI, FMI shall have the same right to be present for and to participate in such key production steps as Union and GZP reasonably deem necessary, in each case however, at Red Mile’s sole expense unless the parties hereto otherwise agree. For the sake of clarity, nothing in this Agreement shall require FMI or any affiliate of FMI to create any new materials for use in any Licensed Products or otherwise.

5.11  Subject to FMI’s rights hereunder, Red Mile shall have exclusive discretion over the strategies, decisions, and actions taken with respect to the fulfillment of Red Mile’s obligations under this Agreement and the exploitation of the Rights with respect to the Licensed Products, and otherwise in connection with Red Mile’s role as the publisher of the Licensed Products.

6.0	DISTRIBUTION; COMPLIANCE

6.1  Because the parties acknowledge the difficulty of determining the actual damages FMI would suffer (e.g., in the form of lost Royalties), if Red Mile has not caused the Commercial Release of the Initial Game by the dates set forth below, as compensation to FMI for lost revenue resulting from such delayed release (not as a penalty to Red Mile), and as a condition precedent to Red Mile’s continuing rights hereunder if any, and as the sole and exclusive remedy in lieu of all other rights and remedies under this Agreement, at law or otherwise, that FMI may have relating solely to such delayed release (but without limiting FMI’s rights and remedies arising from any other breach of this Agreement), if the Term of this Agreement has not been terminated, and Red Mile fails to cause the Commercial Release of the Initial Game in accordance with this Agreement’s terms on both the [ * * *] and [ * * *] in the United States by:

6.1.1  [* * *], then on [** * ], Red Mile shall pay FMI the sum of [* * ] (US $* * *]).

6.1.2  [* * ], then on [ * * ], Red Mile shall pay FMI an additional sum of [* * *] (US $ * * ); and

6.1.3  [* * ], and by the first day of each month thereafter through and including [ * * *], then Red Mile shall pay FMI the sum of [* * *] (US $ * * *) per month, due and payable on the second day of each month.

6.2  All amounts paid by Red Mile pursuant to this Paragraph 6 shall be non-refundable, fully recoupable additions to the Advance for the Initial Game. Subject to the terms of this Agreement, Red Mile’s failure to cause the Commercial Release of the Initial Game in accordance with this Agreement’s terms on the [ * * *] and [ * * *] on or before [* * * ], then, subject only to the application of the “Delay Extension Period” (defined hereinbelow), if any, FMI may, upon notice delivered to Red Mile on or after [ * * *], and without limiting any other rights or remedies of FMI, terminate the Term and the Rights will thereupon automatically revert to FMI.

6.3  “Excused Delay” as used herein means a delay in Red Mile’s performance of an obligation or Red Mile’s failure to meet a deadline that results from one or more of the following: (i) any “Force Majeure Event” (as described more fully at Paragraph 16.16); (ii) the actions or inactions by any first party console manufacturer; (iii) any subsequent rejection by FMI or its Approval Designee (if applicable) of a Deliverable previously rejected and timely resubmitted to FMI in good faith (i.e., a corrected submission that Red Mile reasonably believes complies with the terms of the relevant rejection notice); (iv) the actions or inactions (if action was required or reasonably prudent) of FMI (or its Affiliates) to perform its duties or obligations under the Agreement; or (v) any External Event (if applicable pursuant to Paragraph 5.4).  Each of the dates and/or deadlines set forth in this Agreement shall be extended for a period of time equal to the period of delay caused by such Excused Delay  to the extent that such Excused Delay cannot be overcome or made up for by Red Mile’s reasonable diligence without undue expenditure by Red Mile (the “Delay Extension Period”); provided that:

6.3.1  notwithstanding the preceding terms of this Paragraph 6.3, the Delay Extension Period pursuant to 6.3(iii), above,  if any, shall be shortened by the number of business days equal to: (a) ten (10) business days, less (b) the number of business days that FMI expends in providing notice to Red Mile of FMI’s approval of a Deliverable initially delivered pursuant to Paragraphs 5.3.1 through 5.3.7 (rather than those being resubmitted by Red Mile following FMI’s disapproval thereof).  By way of example only: if Red Mile submits an initial Deliverable to FMI and FMI takes six (6) business days to approve such Deliverable, then the Delay Extension Period shall be shortened by four (4) business days (i.e., 10 - 6 = 4);

6.3.2  the Delay Extension Period shall not apply to the Term or to the Sell Off Period, if any, unless expressly provided otherwise herein, or to any date or deadline except to the extent reasonably affected by such Excused Delay (e.g., a first party’s delay in approving the Beta Milestone candidate for the First Sequel shall not result in a delay in Red Mile’s obligation to pay FMI Royalties on the Initial Game or an extension of the Term); and

6.3.3  if the Delay Extension Period(s), in the aggregate, amount(s) to more than sixty (60) days as to any one Initial Platform Game, then upon notice from Red Mile delivered to FMI as soon as practicable, but no later than ten (10) business days before the expiration (but not termination) of the Term, verifying the duration of such Delay Extension Period(s), the Sell Off Period shall be extended for a number of days equal to the cumulative Delay Extension Period(s) up to one hundred and eighty (180) consecutive days.

6.4  During the Term, Red Mile shall arrange for and implement the manufacture, distribution, sale, and timely delivery of sufficient quantities of each of the Licensed Products to distributors and retailers within and throughout the Territory to meet the demands of the marketplace and Red Mile’s obligations to distributors and retailers consistent with commercially sound business practices.

6.5  During the Term and, if applicable, the Sell Off Period, Red Mile shall at all times conduct all aspects of its businesses hereunder in compliance with all laws, government rules and regulations, and court and administrative decrees applicable to the Licensed Products and Red Mile’s obligations under this Agreement. During the Term, Red Mile shall, at its sole expense, obtain all approvals of any governmental authorities which may be necessary in connection with Red Mile’s performance under this Agreement.

7.0	FURTHER OBLIGATIONS AND COVENANTS

7.1  Upon Red Mile’s request, FMI shall provide a short form statement (prepared or approved by FMI) confirming the rights licensed hereunder in order to facilitate the sale, manufacture, advertising, promotion or other permitted exploitation of Licensed Products.

7.2  In addition, at Red Mile’s request and expense (unless otherwise agreed), FMI shall have the right (but not the obligation) to create storyboard visualizations that will provide a graphic treatment of the progression of each of the Games (including both levels and story elements) for Red Mile (and/or Red Mile’s developer(s)) to use as a style guide for the Games. The parties will negotiate in good faith a reasonable fee for such storyboard services if any such services are to be provided.

7.3  FMI may, at the request of and in consultation with Red Mile, provide Miller’s services for public-relations appearances to help promote and market the Initial Game SKUs and/or other Licensed Products at times and places to be determined; provided, however, that such appearances, if any, shall be at Red Mile’s sole cost and expense (including, without limitation, first-class travel, first-class lodging, per diems, and ground transportation, all to the extent approved in advance, and, if requested by FMI for the benefit of Miller, reasonable personal security) and be subject to FMI’s and/or Miller’s respective prior commitments. Nothing in this Agreement shall preclude FMI (or Miller) from promoting the Licensed Products at FMI’s (or Miller’s) own expense. During the Term, FMI (and, for purposes of this sentence, Miller) will make no public statements or take any actions that disparage or reflect materially adversely on Red Mile, or on any Licensed Products; provided that the limitation set forth in this sentence shall not preclude FMI from asserting or pursuing any right or remedy it may have (e.g., by filing court papers).

7.4  At no cost or other obligation to FMI, Red Mile shall invite FMI, with notice reasonably in advance in each case, to each video game and/or other trade show (e.g., Comic-Con International) at which the Property is being exhibited, displayed and/or promoted to the public or to members of the trade by Red Mile or a Red Mile Affiliate, or at which Red Mile wishes to have FMI (including, at FMI’s election, Miller) promote the Property. In conjunction with any trade show referenced above that FMI elects to attend, Red Mile shall provide FMI (at FMI’s request) up to eight (8) Distributor or Publisher (or equivalent status) Passes (as applicable) and shall provide at Red Mile’s expense travel and accommodation in accordance with the provisions governing travel set forth in Paragraph 7.3 hereof.

8.0	TERM, TERMINATION AND SELL-OFF PERIOD

8.1  The term of this Agreement (the “Term”) shall consist of the “Initial Term” and, if applicable, the “Extended Term” (each as defined below).

8.1.1  The “Initial Term” of this Agreement shall be the period commencing on the Effective Date and continuing thereafter for a period of [* * *] (* * * ) consecutive years.

8.1.2  If Red Mile causes the Commercial Release of the Initial Game and the First Sequel during the Initial Term according to this Agreement’s terms, and if FMI has licensed the Rights to Red Mile for the Second Sequel as provided hereinabove, then the Initial Term shall be extended for an additional consecutive [* * *] (* * *) year period (the “Extended Term”) for a total Term of [* * *] (* * *) years.

8.1.3  Not fewer than one hundred twenty (120) days prior to the expiration of the Extended Term, if applicable, if Red Mile is not in material breach of its obligations hereunder (or under any other agreement with FMI), or with respect to Red Mile’s agreements with Union and/or GZP regarding the Licensed Products, then Red Mile may initiate a thirty (30) day negotiation period (the “New License Negotiation Period”) regarding the extension of the Rights as to additional video games based on the Property; provided, that if Red Mile and FMI fail to agree on the material terms of such further license by the ninetieth (90th) day prior to the expiration of the Extended Term, then FMI may enter into discussions and negotiations with one or more third parties regarding the license, following the expiration of the Extended Term, of the interactive video game and related rights in and to the Property and/or the Excluded Property. Notwithstanding the foregoing, FMI shall not license interactive video game rights in or to the Property to a third party within the six (6) months following the expiration (but not the termination) of the Extended Term (the “Matching Period”) without first giving Red Mile ten (10) business days to match, in writing, such third party’s bona fide offer (the “New License Matching Right”) and FMI shall not within such six month period license the Rights on terms and conditions materially more favorable to any third party than the terms and conditions FMI last offered to Red Mile.

8.2  If (i) both [* * *] (Red Mile’s [* * *] as of the Effective Date) (“* * *”) and [* * *] (Red Mile’s President as of the Effective Date) (“* * *”) cease to be at least principals of or responsible for the daily operations of Red Mile, and (ii) Red Mile fails to hire a replacement for at least one of either [* * *] and [ * * *], who has at least five (5) years’ executive experience in the video game industry (or whom FMI otherwise has approved) within sixty (60) days after the “Exit Date” (defined below), then FMI may terminate the Term hereof on notice to Red Mile. As used herein, the “Exit Date” is the date upon which neither [* * *] nor [* * *] is a principal of or responsible for the daily operations of Red Mile. Red Mile hereby undertakes to notify FMI promptly as to the cessation of employment of and [* * *].

8.3  Upon (i) expiration of the Term, or (ii) termination of the Term or this Agreement for any reason other than pursuant to Paragraphs 8.5 (if terminated by FMI), 8.6, or 8.7 hereof, and in each case, provided Red Mile shall have submitted to FMI the written inventory described in Paragraph 8.12.3 hereof promptly upon such expiration or termination and is not in material breach hereof, Red Mile shall continue to have the right to sell the Licensed Products manufactured as permitted in this Agreement but not sold as of such expiration or termination, on a nonexclusive basis only, for the six month period immediately following such termination or expiration (the “Sell Off Period”); provided, however, that:

8.3.1  Red Mile shall not itself or by a third party manufacture Licensed Products during the last ninety (90) days of the Term so as to add a larger number of Licensed Products to its inventory than Red Mile added to its inventory during the immediately preceding ninety (90) day period, unless FMI in its sole discretion agrees thereto in writing.

8.3.2  All sales of Licensed Products subsequent to the expiration of the Term shall be in accordance with the terms hereof applicable to the sale of the Licensed Products during the Term except as expressly set forth in this Agreement, including Paragraph 8.4 hereof.

8.3.3  FMI shall be entitled to terminate the Sell Off Period to the same extent FMI is permitted to terminate the Term (including, without limitation, for any material breach of the terms in this Agreement governing the Sell Off Period). Nothing in this Paragraph shall be deemed to grant or to license Red Mile any rights with respect to the Licensed Products or the Property or other materials relating thereto if FMI terminates the Term.

8.4  Subject to the provisions of Paragraph 5.1, Red Mile, may, in its good faith business judgment, discount (i.e., reduce the amounts Red Mile charges to third parties) for the Licensed Products during the Term or the Sell Off Period, as applicable, by way of rebates, extended payment terms, or any other practice that effects a lower sales price therefore; provided such discount is consistent with Red Mile’s normal course of business and North American video game industry standards. For the sake of clarity, if Red Mile issues credits of any type which are adjustments for any product except the Games, and such credits are used to offset amounts due for the Games, such credits shall be considered cash receipts for purposes of the calculation of Royalties due FMI; and

8.5  Other than as expressly provided for in Paragraphs 8.2, 8.6, 8.7 or 16.16 of this Agreement, in addition to any other rights or remedies of the nonbreaching party, a nonbreaching party may terminate the Term or the Sell Off Period, as applicable, for a material breach of this Agreement by the other party; provided that:

8.5.1
A party shall not be deemed to be in breach (including material breach) of its obligations hereunder until such party shall have received a notice (in accordance with Paragraph 15.0 hereof) reasonably detailing the alleged breach, and then failed to have cured the breach alleged in such notice within thirty (30) business days from the date such party shall have received such notice;

8.5.2
Notwithstanding the preceding terms of this Paragraph 8.5, with regard to any failure to pay FMI any amounts as required herein, Red Mile shall have ten (10) business days to cure such failure commencing with the earlier of (i) the date Red Mile receives such notice (in accordance with Paragraph 15.0 hereof), or (ii) the date Red Mile discovers such failure;

8.5.3
Following failure to cure within the period provided under Paragraph 8.5.1 or 8.5.2, as applicable, termination of the Term or the Sell Off Period, as applicable, shall be effective immediately upon the nonbreaching party’s delivery of notice (pursuant to Paragraph 15.0) to the breaching party; and

8.5.4
Subject to any express right of either party to terminate the Term or the Sell Off Period, as applicable, as set forth herein, but notwithstanding anything else to the contrary in this Agreement, in no event shall either party be entitled to terminate the Term or the Sell Off Period, as applicable, for a nonmaterial breach.

8.6  Notwithstanding the terms of Paragraph 8.5, FMI shall have the additional right to terminate the Term or the Sell Off Period, as applicable, by delivery of notice to Red Mile upon occurrence of any of, and subject to, the following:
8.6.1  Red Mile (including any owner of more than forty percent (40%) of the outstanding equity interests of Red Mile), or any director, or officer of Red Mile, takes any action(s) that damage(s), reasonably threaten(s) to damage, or materially reflect(s) adversely upon FMI or the Property, and Red Mile fails to undertake reasonable efforts to rectify or to remedy such action and/or such damage, threatened damage or adverse impact within two (2) business days of the first to occur of either Red Mile’s notifying FMI or FMI’s notifying Aldridge or Wong (or the respective successor of either) thereof; provided, that for purposes of this Paragraph 8.6.1, notice may be effected by email or by telephone and shall be deemed received the earlier of actual receipt acknowledged by the recipient or two (2) hours after leaving a voice mail or sending an email if during normal business hours;

8.6.2  Any employee of Red Mile takes any action(s) that damage(s), reasonably threaten(s) to damage, or materially reflect(s) adversely upon FMI or the Property; and Red Mile fails to undertake reasonable efforts to rectify or remedy such action and/or such damage, threatened damage or adverse impact within two (2) business days of the first to occur of either Red Mile’s notifying FMI or FMI’s notifying Aldridge or Wong (or the respective successor of either) thereof; provided, that for purposes of this Paragraph 8.6.2, notice may be effected by email or by telephone and shall be deemed received the earlier of actual receipt acknowledged by the recipient or two (2) hours after leaving a voice mail or sending an email if during normal business hours;

8.6.3  Red Mile’s business is discontinued or suspended for more than ten (10) consecutive business days (other than for normal business practices (e.g., seasonal vacations) or for a Force Majeure event) or Red Mile becomes insolvent; and/or

8.6.4  Red Mile (including, without limitation, any authorized officer, director, trustee or receiver of Red Mile), announces that Red Mile has ended its business operations;

8.6.5  Red Mile becomes subject to any order of any governmental agency or authority involving the recall of any of the Licensed Products and/or any advertising or promotional materials because of safety or health concerns or any other hazards or risks to the public, and within ninety (90) days following the issuance of such order, Red Mile has either failed to cure the matter that resulted in the issuance of the order, or Red Mile has failed to cause a dismissal, permanent stay or other rescission of such order;

8.6.6  Red Mile makes or attempts to make either an assignment for the benefit of creditors or a composition with creditors;

8.6.7  Any action or proceeding under any bankruptcy, insolvency, or receivership law is taken by, for, or against Red Mile (including, without limitation, the filing of any petition), and Red Mile fails to remove such petition within (or such judgment or decree, if applicable, remains unvacated for more than) thirty (30) days; or

8.6.8  Red Mile effects or attempts to effect a voluntary or compulsory liquidation or reorganization (other than a nonbankruptcy-related reorganization) or consents to the appointment of a receiver, liquidator, or trustee.

8.6.9  If Red Mile has not commenced development of the Initial Game (either itself or through a developer approved by FMI) within four (4) weeks after the Effective Date.

8.7  Without limiting either party’s rights as set forth in Paragraph 8.5 hereof, Red Mile shall have the additional right during the twelve (12) month period commencing with the Effective Date to terminate the Term for convenience, provided that Red Mile has provided FMI at least ten (10) business days’ prior notice of Red Mile’s intention to exercise this termination right. Upon termination of this Agreement pursuant to this Paragraph 8.7, Red Mile shall pay to FMI any remaining unpaid portion of the Initial Advance. If following the effective date of such termination for convenience, FMI or Miller or any of its/his respective Affiliates (collectively in this paragraph, an “FM Entity”) receive any advance payment(s), royalties or any other revenue from a third party for the licensing of all or any portion of the Property for video game products (other than an[ * * *]), then within thirty (30) business days after an FM Entity receives such payment(s), FMI shall pay to Red Mile an amount equal to the payment(s) such FM Entity actually receives, such advance payment(s) to Red Mile not to exceed the entire Initial Advance Red Mile actually paid FMI less US $[* * *]; provided FMI shall pay such amounts to Red Mile as FMI receives such advance payments from such third party licensee (less any actual, reasonable commissions, collection costs, attorneys’ fees, and other fees and costs an FM Entity incurs in connection with obtaining such payments to the extent such fees, costs, and commissions are not paid to an FM Entity).

      By way of example only: if Red Mile paid FMI the US $[* * ] Initial Advance following termination pursuant to this Paragraph, and if a new publisher then pays FMI $[ * * ] to license the Property for video games, then (absent any fees or costs referenced in the immediately preceding sentence) FMI would pay $[ * * *] to Red Mile, and up to $[ * * ] in addition thereto from any royalties resulting from such deal (i.e., $[ * * *] - $[* * *] = $[* * *] + $[* * *]). Notwithstanding any contrary provision herein, the right to receive payments from FMI pursuant to this Paragraph shall be specific to Red Mile and is not assignable or transferable voluntarily or by operation of law other than pursuant to a merger or other business combination involving Red Mile by which the holders of Red Mile equity voting shares immediately preceding such merger or other business combination own at least fifty percent (50%) of the equity voting shares in the company resulting from such merger or other business combination. Further, any obligation of FMI pursuant to this Paragraph shall expire five (5) years after the effective date of Red Mile’s termination of the Term pursuant to this Paragraph. Notwithstanding anything to the contrary in this Agreement, except as set forth in Paragraphs 8.12.1, 8.12.2, and 8.12.3 hereof, upon Red Mile’s payment to FMI of the unpaid balance of the Initial Advance as required in this Paragraph 8.7, Red Mile shall have no further rights to the Property and no further liability or obligations (including payment obligations) to FMI arising solely out of or related to a termination of the Term hereof pursuant to this Paragraph 8.7 and as otherwise expressly set forth herein.

8.8  If the Term or the Sell Off Period is terminated in accordance with Paragraph 6.2, 8.2, 8.5 (if terminated by FMI), and/or 8.6, or the Term expires without extending into an Extended Term, then (without limiting any rights or obligations under Paragraph 8.11 hereof):

8.8.1  Any and all rights in or to the Property licensed hereunder shall immediately and automatically revert (or, as applicable, be deemed assigned) to FMI; and

8.8.2  FMI may within ten (10) business days after the effective date of such termination or expiration, direct Red Mile to ship all Created Materials and all remaining Licensed Products and any portions thereof (other than the “Red Mile Intellectual Property,” defined below) still in Red Mile’s possession or control, to the address FMI directs. In such event, FMI shall reimburse Red Mile an amount equal to the lesser of (i) fifty percent (50%) of Red Mile’s actual, reasonable and verifiable cost of shipping, manufacture and production of any Licensed Products, Created Materials as to any portions thereof shipped to FMI (other than the “Complimentary Units” (as hereinafter defined)), or (ii) ninety percent (90%) of the lowest price Red Mile charged to third party retailers for the Licensed Products (other than the Complimentary Units) shipped to FMI. If FMI so elects, or if FMI does not provide Red Mile with delivery instructions within ten (10) business days after such termination, then Red Mile shall destroy all such items in its possession and control and shall deliver to FMI an affidavit executed by an officer of Red Mile certifying such destruction. For purposes of this Paragraph 8.8.2 and Paragraph 8.10.2 hereof, “Complimentary Units” means an aggregate of 100 copies of the Licensed Products, as selected by FMI, shipped to FMI pursuant to this Paragraph.

8.9  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Red Mile to recall Licensed Products from the distribution channel, its customers, or any end user if such Licensed Products (i) entered the distribution channel or reached an end user in accordance with this Agreement’s terms, and (ii) do not either violate any statute, regulation, or restriction or pose a health or safety risk. Nothing contained in this Paragraph 8.9 shall be deemed to limit any other rights or remedies that may be available to FMI.

8.10  If Red Mile terminates the Term or the Sell Off Period in accordance with Paragraph 8.5 hereof and/or as a result of FMI’s material breach of its representations and warranties in this Agreement, then (without limiting any rights or obligations under Paragraph 8.12 hereof):

8.10.1  Any and all rights to the Property licensed or granted hereunder shall immediately and automatically revert (or, as applicable, be deemed assigned) to FMI;

8.10.2  Within ten (10) business days after completion of the Sell Off Period, if any, FMI may direct Red Mile to ship all Created Materials and all remaining Licensed Products and any portions thereof (other than the Red Mile Intellectual Property) still in Red Mile’s possession or control, to the address FMI directs. In such event, FMI shall reimburse Red Mile an amount equal to the lesser of (i) fifty percent (50%) of Red Mile’s actual, reasonable and verifiable cost of shipping, manufacture and production of any Licensed Products and Created Materials as to any portions thereof shipped to FMI (other than the Complimentary Units), and (ii) ninety percent (90%) of the lowest price Red Mile charged to third party retailers for the Licensed Products (other than the Complimentary Units) shipped to FMI. If FMI so elects, or if FMI does not provide Red Mile with delivery instructions within ten (10) business days after such completion of the Sell Off Period, if any, then Red Mile shall destroy all such items in its possession and control and shall deliver to FMI an affidavit executed by an officer of Red Mile certifying such destruction.

8.11  If the Term expires after extending into an Extended Term, then (without limiting any rights or obligations under Paragraph 8.11 hereof):

8.11.1  Any and all rights to the Property licensed or granted hereunder shall immediately and automatically revert (or, as applicable, be deemed assigned) to FMI in accordance with the terms hereof; and

8.11.2  Upon completion of the Sell Off Period, if any, unless otherwise agreed to by the parties in writing, all inventory of Licensed Products in Red Mile’s control shall promptly, upon FMI’s election and FMI’s written instructions, either be:

8.11.2.1  Shipped by Red Mile to FMI or FMI’s designee (at no charge to FMI); or

8.11.2.2  Destroyed by Red Mile under the supervision of FMI or FMI’s designee, or, at FMI’s request, destroyed by Red Mile without such supervision; provided, however, that Red Mile shall provide FMI with an affidavit of such fact, sworn to by a principal officer of Red Mile.

8.12  If the Term expires or is terminated:

8.12.1  then upon the expiration or termination of the Term, all production and manufacturing by Red Mile (including its Affiliates, subcontractors, and/or any person or entity performing services in relation to the Property at Red Mile’s request and/or direction) of the Licensed Products and materials related thereto shall cease and all rights (including but not limited to the Rights) licensed to Red Mile, except as expressly set forth in this Agreement, shall automatically revert (and/or be deemed assigned) to FMI, subject to Red Mile’s rights during the Sell Off Period, if any, as set forth above;

8.12.2  for any reason other than a result of Red Mile’s material breach hereof, then after such expiration or termination, Red Mile may reference on its website and marketing materials the role it played in conjunction with the development and publishing of any Licensed Products developed under this Agreement (the “Red Mile Statement”) and display the name and packaging cover artwork for each such Licensed Product that had a Commercial Release prior to such expiration or termination. The Red Mile Statement (i) shall be substantially similar to: “Red Mile Entertainment was the publisher, producer and developer of [name of Licensed Product(s)] which was published throughout the Territory and sold an estimated [number of units] copies,” or such other statement as FMI may approve; and (ii) cannot be derogatory towards Miller, FMI, Property, GZP or Union;

8.12.3  then Red Mile shall submit to FMI promptly upon such expiration or termination of the Term (but in no event later than thirty (30) days after the end of such period) a written statement of the inventory of all then-remaining Licensed Products manufactured or, in case of termination, in production hereunder. FMI, at its sole cost and expense, shall have the right to conduct a physical inventory of such places at which copies of the Licensed Products are retained at the time of expiration or termination and/or at a later date, as FMI shall elect, in order to ascertain or verify such statement;

8.12.4  then except as provided in Paragraph 8.7, Red Mile shall have no further payment obligations to FMI with respect to any unpaid Advances (or installments thereof) other than any unpaid installments of any unpaid Advances that are otherwise due and payable as of the date of termination;

8.12.5  then thereafter, Red Mile shall continue to report and to pay to FMI as required herein any and all such amounts as may accrue and be received by Red Mile resulting from Red Mile’s license, sale or other exploitation of the Property; and either

8.12.6  Paragraphs 3.0; 4.0; 8.3; 8.4; 8.7; 8.8; 8.9; 8.10; 8.12; 9.1.2; 9.2.2; 9.2.3; 10.0; 11.3; 11.4; 12.0; 13.2; 13.3; 13.4; 13.5; 13.7.1; 14.0; 15.0; 16.1; 16.2; 16.3; 16.4; 16.7; 16.9; 16.11; 16.12; 16.13; 16.14; 16.17 and 17.0 hereof shall survive any termination (but not expiration) of the Term and/or the Sell Off Period, if any; or

8.12.7  Paragraphs 3.0, 4.0; 8.1.3; 8.3; 8.4; 8.9; 8.11; 8.12; 9.1.5; 9.1.2; 9.2.2; 9.2.3; 10.0; 11.3; 11.4; 12; 13.2; 13.3; 13.4; 13.5; 13.7.1; 14, 15.0; 16.1; 16.2; 16.3; 16.4; 16.7; 16.9; 16.11; 16.12; 16.13; 16.14; 16.17 and 17.0 shall survive expiration (but not termination) of the Term or, if applicable, the Sell Off Period.

8.12.8  In addition to the preceding provisions of Paragraphs 8.12.6 and 8.12.7, the representations and warranties of FMI as contained in Paragraphs 9.1.3 and 9.1.4 shall survive any termination or expiration of the Term and, if applicable, the Sell Off Period, but such survival shall not in any way affect or restrict FMI’s ability or right to use or to dispose of the Property (or any portion thereof or rights therein or thereto) after the termination or expiration of the Term or, if applicable, the Sell Off Period, other than as expressly set forth in Paragraph 8.1.3 above.

8.13  Notwithstanding any contrary provision of this Agreement, no termination of (or failure to enter into) any agreement between Red Mile and either GZP or Union, shall affect the Rights or other licenses and rights licensed to Red Mile pursuant to this Agreement if the termination of (or failure to enter into) such agreement resulted from the (i) termination of such agreement without cause by GZP or Union, respectively; (ii) mutual agreement of Red Mile and FMI; or (iii) mutual agreement of Red Mile and GZP or Union, respectively. Without limiting any other approval rights of FMI hereunder, FMI shall have the right to approve any replacement of GZP and/or Union.

8.14  Without limiting either party’s rights under this Agreement, the parties agree to use good-faith efforts to resolve informally any claim, issue, dispute, or controversy (collectively, a “Dispute”) arising out of or in connection with this Agreement.

Each party shall give the other party notice as soon as practicable regarding any event, occurrence, or other matter over which a Dispute has arisen or may arise, and both parties, to the extent reasonably possible, shall make available an executive officer or authorized designee for the purposes of attempting to resolve such Dispute informally before resorting to any other remedy otherwise available to the parties.

9.0	REPRESENTATIONS AND WARRANTIES

9.1  FMI represents and warrants on behalf of itself and its Affiliates that:

9.1.1  it has the right and authority to enter into this Agreement, to license the rights and licenses set forth in this Agreement, and to render the performances described under this Agreement;

9.1.2  (i) its execution, delivery, and performance of this Agreement, (ii) the license of the rights to the Red Mile, and (iii) the performance of Red Mile of its obligations and exercise of its rights under this Agreement, subject to the terms and conditions contained in this Agreement, do not and shall not conflict with or violate the terms of any agreement between FMI and any third party or between FMI or any of its Affiliates and any third party, and do not require obtaining a license or any other rights from any of FMI’s Affiliates or any third party;

9.1.3  exclusive of any Created Materials not created or provided by or at the direction of FMI, FMI exclusively controls the trademarks, copyrights and other intellectual property rights in the Property and, throughout the Term and during any Sell Off Period and the Matching Period, if any, the right to license the Property and the Rights to Red Mile in accordance with the terms and provisions of this Agreement;

9.1.4  Red Mile’s use of the Property (exclusive of the Created Materials not created or provided by or at the direction of FMI) as permitted hereunder shall not infringe upon the trademark, copyright or other intellectual or other property rights of any third party; and

9.1.5  no third party has or shall have during the Term and the Matching Period (if any and subject to Paragraph 8.1.3), any right to use, to copy, to modify, to manufacture, to distribute, to develop, to publish, to display publicly, and to have copied, modified, manufactured, distributed, developed, published or publicly displayed, and to otherwise exploit the Property, the Excluded Property (as set forth in Paragraphs 1.3.1.2 through 1.3.1.5, inclusive), Excluded Adaptations, or any other part of the regular SIN CITY universe in connection with the design, development, manufacture, packaging, distribution, publishing, promotion, advertisement or sale of software video game products or the Rights licensed hereunder, other than as specifically set forth in this Agreement (e.g., pursuant to Paragraphs 1.24 and 1.24.3);

9.1.6  FMI represents and warrants that within ten (10) days of the full execution hereof, it will (i) have caused the filing of copyright registration applications with the U.S. Copyright Office sufficient to allow Red Mile to file and record a short-form license for each of the works (whether for the work as listed or for the version as initially published [e.g., in individual comic-book issue format rather than as the collected volume]) listed as items 1-7 on Schedule 1 attached hereto, and (ii) will cause to be delivered (whether hard copy or by facsimile or email) to Red Mile a copy of each relevant application; provided that failure by FMI to fulfill the obligations set forth in clauses 9.1.6 (i) and (ii) within ten (10) days shall not be deemed to be a breach of this Agreement. FMI further represents and warrants that it will notify Red Mile promptly after FMI’s receipt of the certificates of each such registration. In connection with the Rights licensed to Red Mile pursuant to this Agreement, upon full execution of this Agreement, Red Mile shall have the right to file a Short-Form License with the U.S. Copyright Office in the form set forth on Exhibit C for each of the works enumerated in items 1-7 on Schedule 1 hereto, and Red Mile is authorized to file an updated Short-Form License for each such work as the above-referenced copyright registration numbers become available. FMI, as necessary, shall cooperate with Red Mile in connection with the above-referenced filings and shall execute and deliver promptly to Red Mile any other written instruments (in a form reasonably approved by FMI and consistent with the terms hereof) with any other governmental or state agency or similar entities in other countries and to perform (at Red Mile’s expense) any other legal acts necessary in Red Mile’s reasonable opinion to reflect, to establish, and to protect to the greatest extent permitted under applicable law, Red Mile’s rights in and to the Property as contemplated in this Agreement; and

9.1.7  Unless FMI otherwise notifies Red Mile after the Effective Date, Miller has, and throughout the Term will have, the authority to bind FMI with his decisions, approvals, notices, and other actions taken pursuant to this Agreement.
9.2  Red Mile represents and warrants that:

9.2.1  it has the right and authority to enter into this Agreement and to render the performances described under this Agreement;

9.2.2  Red Mile’s execution, delivery, and performance of this Agreement does not and shall not conflict with or violate the terms of any agreement between Red Mile and any third party; and

9.2.3  each of the Licensed Products distributed hereunder or in relation hereto is or will be of high quality consistent with the reputation and goodwill of the Property, and shall comply with all applicable material laws, regulations and with commonly accepted industry standards of the country of origin and the country of destination of the Licensed Products, in each case except to the extent that such noncompliance was caused by a violation of a representation and warranty of FMI or other breach by FMI of its obligations hereunder.

9.3  Except as expressly set forth in this Agreement, neither party makes any warranties or representations as to performance of the Licensed Products, and to the extent permitted by applicable law, all implied warranties and conditions including those of merchantability and fitness for a particular purpose, are hereby excluded and waived. Red Mile does not promise, represent, or warrant that the Licensed Products will be error-free or will operate without interruption; provided, that Red Mile shall use commercially reasonable efforts to cure such errors after Red Mile becomes aware of such errors or interruptions; and provided further, that during the Term Red Mile shall promptly take reasonable steps to cure any errors that reflect adversely on the Property (or any element thereof), or that diminish the goodwill or reputation enjoyed by the Property (or any element thereof), FMI, and/or Miller. Red Mile makes no representation or warranty as to the amount of Royalties that FMI will derive from the sale of the Licensed Products (other than the amount of any non-refundable Advance paid) and neither party makes any representation to the other as to the commercial success of the Licensed Products.

9.4  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR FOR THE LOSS OF ANTICIPATED PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER ANY REMEDY SET FORTH IN THIS AGREEMENT FAILS ITS ESSENTIAL PURPOSE.

10.0	USE OF PROPERTY; OWNERSHIP; PROTECTION OF RIGHTS, CREDITS

10.1  Nothing contained in this Agreement is or is to be construed as an assignment, license, or grant to Red Mile of any ownership right in or to the Property, or any other right, title, or interest in or to the Property, except as expressly set forth in this Agreement. All uses of the Property shall inure to the benefit of FMI and shall be subject to FMI’s approval rights as expressly set forth in this Agreement. Each and every copy of each of the Licensed Products, and packaging and advertising and promotional materials therefor, shall bear the copyright and trademark notices and any other appropriate legal notices that FMI may from time to time prescribe. If so required by any governmental entity, Red Mile shall include, at Red Mile’s cost and expense, the required consumer advisory rating code(s) on any and all packaging, marketing, and advertising materials used in connection with the Licensed Products.

10.2  Notwithstanding anything to the contrary in this Agreement, as between the parties, Red Mile exclusively owns (i) all computer code (object and source code), animation techniques, and other technology in existence as of the Effective Date and created or developed by or on behalf of Red Mile pursuant to this Agreement, and (ii) all game designs, film, video tape, middleware, library assets (e.g., footprints, grass, water, and generic sounds), and other elements created by or on behalf of Red Mile for use in or otherwise in conjunction with the Games and Add-Ons, including all rights in and to all copyrights, patents, trademarks, and intellectual property and other rights inherent therein but excluding all or any portion of the Property; and (iii) any and all other trademarks, copyrights, logos and other intellectual property rights owned by Red Mile or otherwise controlled by Red Mile exclusive of the Property (collectively, “Red Mile Intellectual Property”); provided, however, that the Red Mile Intellectual Property shall in no event include any character or non-character asset or entity that is unique or specific to or identifiable as part of the Sin City universe (other than to the extent incorporated into the Licensed Products), which, as between the parties, shall at all times be owned solely and exclusively by FMI. Red Mile may affix to each copy of each Licensed Product a copyright and/or trademark notice identifying Red Mile’s, or Red Mile’s suppliers’ or developers’, interest in the relevant Licensed Product. FMI shall not, by virtue of this Agreement, acquire any rights whatsoever in the Red Mile Intellectual Property. All uses of the Red Mile Intellectual Property shall inure to the benefit of Red Mile. Other than as expressly set forth in this Agreement, Red Mile is neither granting nor is FMI receiving any express or implied rights, title or license in or to the Red Mile Intellectual Property, whether standing independently or as incorporated into any Licensed Product. For example, but without limitation, if Red Mile creates underlying technology that allows Marv to run in slow motion, Red Mile shall own the technology permitting a character to run in slow motion and shall have the right to use such technology in other video games to make other non-Sin City characters run in slow motion; however, FMI shall remain the exclusive owner of Marv, and Red Mile will have no rights to make Marv run in slow motion or otherwise use Marv in any other product.

10.3  Red Mile shall ensure that the Property is used solely by Red Mile (and its employees, agents, contractors and permitted third parties) on or in connection with the Licensed Products and in associated marketing and promotional materials to the extent FMI approves thereof, and Red Mile shall restrict its use of the Property in its advertisements, including radio, television, Internet, point of sale materials, printed matter and the like, to (i) identification, sale, and promotion of the Licensed Products, or (ii) the fact that Red Mile is a licensee of the Property, or (iii) other uses FMI may approve. Except as incorporated into the Licensed Products and, if permitted, Combination Sales, Red Mile shall not use or authorize the use of the Property in connection with any other product or service manufactured, performed, distributed, sold, leased, marketed, promoted, or advertised by Red Mile or any third party, except that representations of the Licensed Products and their packaging or advertising or promotional materials may be shown in advertising or promotions showing other products sold by Red Mile or any third party.

10.4  Except as incorporated into the Licensed Products and, if permitted, packaged for Combination Sales, the Property shall not be used in conjunction with any other licensed name, character, or symbol, except that representations of the Licensed Products and their packaging or advertising or promotional materials may be shown in advertising or promotions showing other products sold by Red Mile.

10.5  Except with respect to any actions taken to enforce or protect its rights under this Agreement or at law, Red Mile shall not at any time apply for any copyright, trademark or patent registration or other protection that might (it being agreed that the likelihood of such adverse impact must be more than de minimis) adversely affect FMI’s rights in the Property, or take any other action that might adversely affect FMI’s ownership of the Property, or aid or abet anyone else in doing so in a knowingly, recklessly or grossly negligent manner.

10.6  During the Term, and if applicable, the Sell Off Period, and for a period of three (3) years thereafter, Red Mile shall assist in the protection of FMI’s rights in and to the Property by giving FMI prompt notice of any unlicensed use by third parties of the Property or material of which Red Mile becomes aware and which infringes or which Red Mile reasonably believes would infringe any of FMI’s rights in the Property. FMI, at its sole cost and expense, shall take prompt action to the extent FMI deems such action advisable, with respect to any unlicensed use of the Property or any infringement or imitation of the Property to prevent such use and to protect the exclusive rights of Red Mile hereunder. Red Mile shall cooperate in any such action at FMI’s expense. If FMI does not act promptly to prevent any infringement or unauthorized use of the Property after receiving notice thereof from Red Mile, then Red Mile, subject to FMI’s approval (the“Protection Consent”) (FMI to grant or to withhold such Protection Consent without unreasonable delay upon FMI’s due consideration of Red Mile’s best interests in the Property and efforts to maximize revenue pursuant to this Agreement), but without prejudice to any other rights it may have, shall have the right, but not the obligation, to take appropriate action, including a civil lawsuit or administrative action on behalf of FMI for infringement, interference with or violation of any rights to the Property or violation of any rights licensed in this Agreement, at FMI’s expense. FMI shall cooperate in any such action brought by Red Mile. If FMI does not provide the Protection Consent and the parties within a reasonable time do not agree regarding whether or not an action should be taken against a third-party infringer or alleged infringer, such issue shall be settled through final and binding arbitration conducted by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “Rules”), by three arbitrators unless otherwise agreed upon by the parties. Each party shall appoint one arbitrator within thirty (30) days from the date of the notice of arbitration, and the two appointed arbitrators shall select a presiding, third arbitrator appointed in accordance with the Rules.

10.7  Red Mile acknowledges the value of the goodwill associated with the Property and acknowledges that the Property, and all rights therein and the goodwill pertaining thereto, belong exclusively to FMI. Red Mile further recognizes and acknowledges that the Property has acquired secondary meaning in the mind of the public. Except with respect to any actions taken to enforce or protect its rights under this Agreement or at law, Red Mile shall not at any time attack the title or any rights of FMI in and to the Property or the validity of the license licensed in this Agreement. Red Mile, in the exercise of its rights hereunder or otherwise, shall not in any manner impair or authorize or knowingly permit any other person or entity to impair the goodwill associated with the Property.

10.8  Except with respect to any actions taken to enforce or to protect its rights under this Agreement or at law, FMI shall not at any time attack the title or any rights of Red Mile in and to the Red Mile Intellectual Property.

10.9  Except as expressly provided in this Agreement, Red Mile shall not at any time use or authorize or permit the use of the Property, or of any “logo,” trade name, or other designation identical or confusingly similar to the Property or any portion thereof or FMI’s or Miller’s name.

10.10  Notwithstanding any contrary provision of this Agreement but subject to each first party console platform manufacturer’s approval, Red Mile shall cause each copy of each of the completed Games to display prominently (on a separate card for a reasonable duration) FMI’s (and, if FMI so elects, Miller’s) name and logo in the opening and closing credit screens and in any supporting written materials as approved by FMI; provided, in such event or as otherwise required in order for Red Mile to comply with its obligations under any other “credit” requirement set forth in this Agreement (“Credit Requirements”), FMI shall be deemed to have licensed to Red Mile on a non-exclusive basis such uses of the names, copyrights, trademarks and logos of FMI and Miller as part of the Property for the purpose of complying with such Credit Requirements without any additional compensation payable to Miller, FMI or any of their respective Affiliates or to any other third party by Red Mile. In addition, but subject to each first party console platform manufacturer’s approval, the title of the Games which shall appear on all boxes, promotional and marketing materials, press releases, etc., shall be “Sin City: _______” or “Frank Miller’s Sin City: ___________,” or some reasonable variation thereof, as FMI shall elect. Red Mile shall also cause each copy of each Supplemental Product and any other supporting, advertising or other related materials to display, in commercially reasonable prominence, FMI’s (and, if FMI so elects, Miller’s) name and logo.

11.0	SUBLICENSING AND ASSIGNMENT

11.1  Red Mile shall have the right (subject to FMI approval, not to be unreasonably withheld, conditioned or delayed) to sublicense or to assign any or all of the rights licensed hereunder to any Red Mile Affiliate, and to sublicense such rights hereunder as appropriate in the ordinary course of its business (e.g., manufacture, advertisement, etc.).

No assignment or sublicense by Red Mile hereunder shall relieve Red Mile of its obligations to FMI. Red Mile shall deliver notice to FMI of any assignment made hereunder, and, as a condition precedent to the effectiveness of such assignment, cause the Red Mile Affiliate to enter into a written agreement for the express benefit of FMI by which such Red Mile Affiliate is bound by all the terms hereof (including, without limitation, all audit, choice-of-law, jurisdiction, venue, cure provisions and payment provisions, as may be applicable) unless otherwise agreed upon by the parties, and to deliver such agreement to FMI for FMI’s approval pursuant to Paragraph 13.7. FMI hereby authorizes and approves Red Mile to utilize Union, GZP and [ * * *] in conjunction with the development of the Initial Game SKUs and all Add-Ons and Supplemental Products thereof, if any. Notwithstanding anything to the contrary in this Agreement, except for FMI’s approval rights expressly set forth in this Agreement, Red Mile shall have good faith reasonable business discretion over the strategies, decisions, and actions taken with respect to the fulfillment of Red Mile’s obligations under this Agreement and the exploitation of the Rights with respect to the Licensed Products, and otherwise in connection with Red Mile’s role as the publisher of the Licensed Products.

11.2  Subject to FMI’s approvals and other rights herein, Red Mile shall have the right to assign its rights to modify, to manufacture, to distribute, to sell, to publish or otherwise to exploit the Licensed Products to any entity financially, technically and otherwise competent for the intended purpose in a country in which neither Red Mile nor a Red Mile Affiliate has an adequate business presence and/or distribution network provided such assignee affirms to FMI’s reasonable satisfaction in writing that such assignment is subject to the terms of this Agreement. Red Mile shall not be required to receive FMI’s approval for sale of finished Games, Add-Ons or Supplemental Products to a qualified third-party distributor not an Affiliate of Red Mile for resale only; provided, however, that FMI shall nonetheless have the right to approve any advertising or promotional materials relating thereto, as set forth in this Agreement. Red Mile acknowledges and agrees that Red Mile’s use of any such distributor pursuant to this Paragraph 11.2 shall in no way derogate from or relieve Red Mile of any of its obligations under this Agreement. Red Mile further acknowledges and agrees that it shall be responsible and primarily liable for all activities and obligations of all such distributors with respect to the Games and Supplemental Products.

11.3  FMI reserves the right to assign its rights (but not its obligations without Red Mile’s consent, such consent not to be unreasonably withheld, conditioned or delayed) under this Agreement to any third party and to hypothecate or to pledge this Agreement as collateral for any purpose, upon notice to Red Mile. FMI acknowledges and agrees that any such assignment shall in no way derogate from or relieve FMI of any of its obligations under this Agreement.

11.4  This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of each party. This Agreement may be assigned or encumbered by either party without consent of the other, in connection with (a) a merger or other operation of law or the sale of all or substantially all of the assignee party’s assets or equity interests, or (b) a financing transaction. Notwithstanding the preceding, Red Mile will timely notify FMI in the event that this Agreement is assigned by Red Mile pursuant to this Paragraph 11.4. Except as set forth in this Agreement, no other rights or obligations set forth in this Agreement may be assigned or delegated by either party without the prior consent of the other party, and neither party hereto shall have the right to assign or to delegate any right or obligation except as set forth in this Agreement. Any such assignment or delegation or attempted assignment or delegation in violation of this Agreement shall be null and void.

12.0	INDEMNIFICATION

12.1  Red Mile shall indemnify, hold harmless, and defend FMI and its parents and subsidiaries, owners, Affiliates, and successors and each of their respective owners, directors, officers, and employees, affiliates, agents, and related entities (the “FMI Indemnified Parties”) from and against any claims, liabilities, demands, causes of action, litigation, judgments, settlements, expenses or damages, including, without limitation, actual, reasonable and verifiable outside attorneys’ fees and costs (collectively, “Claims”), arising out of any breach by Red Mile of its duties, obligations, representations or warranties under this Agreement, or any Claims alleging that any of the Licensed Products or any marketing, promotional, or other materials created or distributed by or on behalf of Red Mile infringe any copyright, patent, trademark or other intellectual property right of any third party, except to the extent any Claim relates directly to the Property; provided that such Claim is reduced either to an adverse judgment or arbitration award or to a settlement entered into pursuant to Red Mile’s consent which consent shall not be unreasonably withheld or delayed. If Red Mile refuses to consent to a settlement offer that FMI and (to the extent Red Mile’s insurance carrier is financially responsible for handling the relevant Claim and/or the defense and/or settlement thereof) Red Mile’s insurance carrier find acceptable, then Red Mile, upon request of FMI, shall post a bond in an amount and with a bonding company acceptable to FMI, as is reasonably necessary to cover any uninsured cost of any prospective third-party litigation to the extent resulting from Red Mile’s refusal of such settlement offer.

12.2  FMI shall indemnify, hold harmless, and defend Red Mile, and its parents and subsidiaries, owners, Affiliates, and successors and each of their respective owners, directors, officers, and employees, affiliates, agents, and related entities (the “Red Mile Indemnified Parties”), from and against any Claims, arising out of any breach of FMI’s duties, obligations, representations or warranties under this Agreement; provided that such Claims are reduced either to an adverse judgment or to a settlement entered into with Red Mile’s consent which consent shall not be unreasonably withheld, conditioned or delayed.

12.3  If any Claim is initiated against any FMI Indemnified Parties or any Red Mile Indemnified Parties with respect to which a party hereto (the “Indemnified Party”) may make a claim against the other party (the “Indemnifying Party”) pursuant to Paragraph 12.1 or 12.2 hereof, then the Indemnified Party shall give prompt notice of such Claim to the Indemnifying Party; provided, however, that the failure to notify the Indemnifying Party thereof shall not relieve such Indemnifying Party from any liability hereunder unless, and only to the extent that, such failure results in prejudice to or forfeiture of, the rights or defenses otherwise available to the Indemnifying Party. The Indemnifying Party shall, at its own expense, have the obligation to assume the defense of such Claim. The Indemnifying Party shall keep the Indemnified Party timely informed of all material developments and events relating to such Claim. The Indemnified Party shall have the right to participate, at its own expense, in the defense of such Claim, but such participation shall not be deemed to give the Indemnified Party the right to control such defense, and the Indemnified Party shall not settle such Claim without the prior consent of Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall cooperate as reasonably requested by the Indemnifying Party in the defense of such Claim.

12.4  If the Indemnifying Party fails to assume the defense of a Claim, or fails to defend such Claim diligently, then the Indemnified Party may assume the defense of such Claim and the Indemnifying Party shall reimburse the Indemnified Party for all reasonable expenses (including reasonable, actual and verifiable attorneys’ fees) as such expenses are incurred, relating to the defense of such Claim.

13.0	THIRD-PARTY CONTENT

13.1  During the Term, Red Mile shall obtain at its sole cost and expense any and all third party rights, consents, licenses and other permissions (collectively, “Third-Party Consents”) necessary to include any photographs, artwork, music or any other copyrighted or trademarked materials, including any materials approved or provided by or at the direction of FMI for inclusion in the Licensed Products (collectively “Third-Party Content”). Red Mile shall have the right to seek confirmation from FMI as to whether any photographs, artwork, music or any other materials FMI provides are part of the Property or are Third-Party Content, and, if Third-Party Content, whether Red Mile’s use thereof would require Red Mile to obtain any Third-Party Consents. Notwithstanding anything to the contrary in this Agreement, in no event shall Red Mile be obligated to use, to incorporate or to include any Third-Party Content or any talent, voice, or other personality or personality likeness or any other content requested or provided by FMI if such inclusion would require Red Mile to pay to secure one or more Third-Party Consents.

13.2  As between the parties hereto, any and all Created Materials shall be owned in perpetuity from the time of their creation in their entirety exclusively by FMI, unless specifically agreed upon otherwise FMI and Red Mile. Accordingly, any and all Created Materials are and shall be “works made for hire” for FMI under the U.S. Copyright Act, and any and all similar provisions of law under other jurisdictions, and FMI is and shall be the author thereof (and shall own all rights therein and thereto, including, without limitation, all rights under copyright, trademark and other intellectual property rights) in perpetuity throughout the universe for all purposes in all markets and media now known or hereafter devised or discovered. To the extent any Created Materials cannot be deemed “work made for hire,” Red Mile hereby assigns to FMI, for no additional consideration, all right, title and interest (including without limitation copyrights, trademark rights, and other proprietary rights) in and to such Created Materials, including all copyrights, trademark rights, and other intellectual property rights therein, in perpetuity, throughout the universe, and all extensions and renewals and reversions thereof in all markets and media now known or hereafter devised or discovered. At FMI’s request, Red Mile by its duly authorized officer, shall execute all documents and other instruments necessary or desirable to confirm such assignment. Red Mile hereby irrevocably appoints FMI as Red Mile’s attorney-in-fact for the purpose of executing such documents on Contributor’s behalf, which appointment is coupled with an interest. Without limiting any of the foregoing, FMI shall have the right to use any Created Materials based upon the Property as FMI shall elect.

13.2.1  By way of example but not limitation: if Red Mile were to license Third Party Content such as a previously released song by the band Guns & Roses for inclusion in the soundtrack of one of the Games, and if FMI approves Red Mile’s license of such song, then FMI acknowledges that it would not own the song so licensed as part of the Created Materials or otherwise. If, however, Red Mile commissions a new song for inclusion in the soundtrack of one of the Games, and such new song is based on the Property (e.g., references Sin City or tells a story about the Sin City universe), then Red Mile shall cause any agreement with the initial rights holders of such song to perform its services for Red Mile as works made for hire such that FMI shall own the resulting song and lyrics unless FMI agrees otherwise.

13.3  Red Mile waives and releases in favor of FMI all rights (if any) of “droit moral,” and rental rights, and similar rights in and to Created Materials, and agrees that FMI shall have the right to revise, to abridge, to expand, to adapt, to change, to add to, to subtract from, to retitle, to redraw, to recolor, or otherwise to modify such Created Materials without the consent of Red Mile or any other person or entity, unless specifically agreed upon otherwise by the parties.

13.4  Other than the Property as provided to Red Mile by or at the direction of FMI and authorized by FMI for inclusion in one or more Licensed Products, if any third party makes or has made contribution to the Created Materials, Red Mile shall timely obtain from such party a full confirmation and assignment of rights so that the foregoing rights shall vest fully in FMI, unless specifically agreed upon otherwise by the parties.

13.5  All provisions set forth in Paragraph 13.4 with respect to ownership of artwork shall apply equally to all story elements, plots, characters, devices, settings, etc. relating to and used in conjunction with the Property in the Licensed Products other than the Red Mile Intellectual Property.

13.6  Other than the Property, Red Mile shall be solely responsible for and shall timely obtain all authorizations, consents, and releases, including but not limited to, authorization of any talent appearing in, or whose voice may be used in, the Licensed Products and Advertising Materials therefor, and will pay all reuse fees and other compensation as may be required by applicable collective bargaining or individual contracts or by law. Without limiting the foregoing, if any music is included in the Licensed Products, then Red Mile will timely obtain at its sole cost and expense all necessary music synchronization and performance rights from the copyright proprietors of such music and such other persons or entities, including performing rights societies, as may own or control the rights thereto for use of such music in such Licensed Products.

13.7  Red Mile shall submit all material third-party agreements directly related to the creation, development, distribution, and publishing of the Licensed Products to FMI for FMI’s review. Subject to the terms hereof, if FMI does not provide a notice of disapproval of any such third-party agreement within five (5) business days of FMI’s receipt thereof, then Red Mile will be free to enter into and perform such agreement; provided that Red Mile will remain bound by the terms and conditions of this Agreement, including without limitation, Red Mile’s obligations to FMI hereunder with respect to FMI’s ownership and control, if any, of the Created Materials and Third-Party Content. If Red Mile wishes for FMI to approve the substantive terms of any third-party agreement, then Red Mile will give FMI notice of such request, and the parties will discuss such third-party agreement in good faith.

13.7.1  In addition to the requirements set forth in the first sentence of Paragraph 13.7 hereof, Red Mile hereby further undertakes to deliver to FMI any and all agreement(s) between Red Mile and any third party that relate to the Property and/or the Licensed Products within five (5) business days of FMI’s reasonable request therefor unless the parties agree otherwise. For purposes of the immediately preceding sentence, the parties acknowledge that a request, absent exigent circumstances, that does not disrupt substantially Red Mile’s normal conduct of its business is a “reasonable request.”

14.0	CONFIDENTIAL INFORMATION

14.1  Each party acknowledges that it will have access to proprietary or “Confidential Information” (defined below) of the other party. “Confidential Information” shall mean and include, without limitation, the financial and other essential terms of this Agreement, scripts, storylines, plots, set designs, game concepts, design documents, game specifications, either party’s financial information, and either party’s - or a third party’s - confidential product information, whether or not any such information is marked as confidential, and any other information identified as confidential by appropriate markings on any documents exchanged or, if disclosed orally, on a subsequent notice provided within ten (10) days of disclosure.

14.2  Throughout the Term and for a period of two (2) years thereafter, each party will protect the Confidential Information of the other party in the same manner in which it protects its own Confidential Information (but in any event will use no less than reasonable care), except as may be specifically permitted hereunder.

14.3  The obligations of confidentiality and non-use specified above will not apply to any information of one party that:

14.3.1  was known by the other party prior to the Effective Date and not obtained or derived, directly or indirectly, from such party or its Affiliates, or if so obtained or derived, was lawfully obtained or derived and is not held subject to any confidentiality or nonuse obligations;

14.3.2  is or becomes public or available to the general public or the computer software industry or the movie-making industry otherwise than through any act or default of the other party;

14.3.3  is obtained or derived prior or subsequent to the date of this Agreement from a third party which is lawfully in possession of such information and does not hold such information subject to any confidentiality or non-use obligations; provided, however, that (i) either party may disclose to and/or receive from any other licensor involved with Licensed Products, information that would be Confidential Information under this Agreement or may be confidential under any other agreement to which the other party is a party providing such party agrees to maintain such information as confidential;

14.3.4  is independently developed by such party without use of the other party’s Confidential Information;

14.3.5  is required to be disclosed by one of the parties pursuant to applicable law or in connection with any dispute hereunder or under a government or court order or to comply with the rules of the Securities Exchange Commission or any stock exchange, including NASDAQ, provided, however, that the obligations of confidentiality and non-use will continue to the fullest extent not in conflict with such law or order; and, if and when a party is required to disclose such Confidential Information pursuant to any such law or order, such party will, to the extent legally permissible, notify the other party to allow such party to make efforts to obtain a protective order or take such other actions as will prevent or limit public access to, or disclosure of, such Confidential Information; or

14.3.6  is disclosed as part of its normal reporting or review procedure to its parent company, its partners, its auditors, its attorneys, GZP, Union, its contractors and/or its agents acting in their capacity as such, provided, however, that (i) such parent company, partners, auditors, attorneys, GZP, Union, contractors and/or agents agree to be bound by the provisions of this Paragraph 14.0; and (ii) no executed copy of this Agreement or schedules or exhibits to this Agreement shall be provided to Red Mile’s contractors pursuant to this Paragraph 14.3.6 without FMI’s prior consent, such consent not to be unreasonably withheld.

14.4  Each party will obtain the written agreement of each of its employees, independent contractors, and firms retained by licensor to audit licensee to perform their services under this Agreement in accordance with these confidentiality provisions.

15.0	NOTICES

All acceptances, consents, rejections, approvals, extensions, confirmations, declinations, requests, directions, further agreements (if applicable), designations authorizations, revocations and/or other notices required or contemplated hereunder shall be in writing, reasonably detailed for the purpose, and delivered to the respective addresses of the parties as set forth below, unless notification of a change of address is given in writing, by certified or express mail, messenger, or courier. Any notice sent by messenger shall be deemed effective upon the date delivered. Any notice sent by certified or Express mail shall be deemed effective three (3) business days for domestic notices and ten (10) business days for international notices from the date of mailing. Any notice sent by overnight courier shall be deemed effective two (2) business days for domestic notices and three (3) business days for international notices from the date of overnight air courier handling, unless proof of delivery is provided, in which case such date of delivery shall be determinative.

15.1  If to FMI:

the FMI Address,

With copies sent concurrently to:

Law Offices of Harris M. Miller II, P.C.
8424A Santa Monica Boulevard, Suite 127
West Hollywood, CA 90069-4267

also sent concurrently to:

Union Entertainment
Attn: Richard Leibowitz
9255 Sunset Blvd., Suite 528
West Hollywood, CA 90069-3301

15.2  If to Red Mile:

Red Mile Entertainment, Inc.
Attn: Chester Aldridge
4000 Bridgeway, Suite 101
Sausalito, CA 94965

With a copy sent concurrently to:

Thompson & Knight LLP
Attn: J. Holt Foster, III
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201

16.0	MISCELLANEOUS

16.1  Nothing in this Agreement shall be construed to place the parties in the relationship of employer-employee, partners or joint venturers and neither party shall have any power to obligate or bind the other to any third party in any manner whatsoever. The parties hereto hereby agree that there are no third party beneficiaries to this Agreement.

16.2  No failure on the part of either party to exercise any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any right under this Agreement preclude any other further exercise of such right or any other right.

16.3  This Agreement shall be construed and interpreted pursuant to the laws of the state of California applicable to agreements entered into and to be performed entirely within that State (without any regard to any conflicts-of-law provisions), and the parties hereto submit and consent to the jurisdiction of the courts (state and/or federal) of the state of California, county of Los Angeles, in any action brought to enforce (or otherwise relating to) this agreement or the subject matter hereof. The parties hereby consent to the exclusive jurisdiction of any state or federal court empowered to determine any action brought to enforce or otherwise relating to this agreement in the state of California, and waive any objection thereto on the basis of personal jurisdiction or venue.

16.4  If any legal action or any other proceeding is brought for the enforcement of this Agreement, or if a dispute arises under this Agreement, the successful or prevailing party shall be entitled to recover actual, reasonable and verifiable outside attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. The party in whose favor a judgment has been entered shall also be entitled to recover from the other party its actual, reasonable and verifiable attorneys’ fees and costs in enforcing such judgment.

16.5  None of the provisions of this Agreement can be waived or modified except expressly in a writing signed by all parties.

16.6  If there is a bankruptcy of either party, then such bankrupt party hereby undertakes to assume all of its obligations hereunder in accordance with the provisions of 11 U.S.C. § 365 and, in connection therewith, to meet all conditions to doing so and obtain all necessary court or other approvals.

With respect to such bankruptcy, any consent by the non-bankrupt party must be express and can be withheld for any reason in such party’s sole discretion. The parties hereto also agree that FMI’s continuing exclusivity and other obligations hereunder, and Red Mile’s continuing design, development, distribution, quality control, payment, accounting and other obligations hereunder, among other things, make this Agreement executory.

16.7  If any provision of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue in full force and effect, and the void and unenforceable provision shall be deemed by the parties as replaced in such form and substance as shall be legally valid and as shall accomplish as near as possible the purpose and intent of the parties with respect to the invalid provision.

16.8  The parties expressly acknowledge that:

16.8.1  the Property is of a special, unique, and intellectual character, which gives it peculiar value and in the event of a material breach or threatened material breach by Red Mile of any term, condition or covenant hereof, FMI shall be irreparably injured and monetary damages would be inadequate as a remedy therefor. Red Mile expressly agrees that FMI shall be entitled to injunctive and other equitable relief, as permitted by law, in case of such breach or threatened breach of this Agreement, or any portion thereof, by Red Mile. Such relief shall be in addition to any other rights or remedies, for damages or otherwise, available to FMI.

16.8.2  the rights and licenses licensed to Red Mile pursuant to this Agreement are of a special, unique and intellectual property character, which give Red Mile and its business particular value and in the event of a material breach or a threatened material breach by FMI of any term, condition or covenant hereof, Red Mile shall be irreparably injured. FMI expressly agrees that Red Mile shall be entitled to seek injunctive and other equitable relief, as permitted by law, in case of such breach or threatened breach of this Agreement, or any portion thereof, by FMI. Such relief shall be in addition to any other rights or remedies for damages or otherwise, available to Red Mile.
16.9  Each Exhibit and Schedule referenced in this Agreement is hereby incorporated herein by reference as if fully rewritten in this Agreement. This Agreement (together with such Exhibits and Schedules), when fully executed, shall constitute the entire agreement and understanding among the parties and cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter of this Agreement among the parties including, without limitation, the MOU.

16.10  This Agreement may be executed in any number of counterparts. Each such counterpart shall be deemed to be a duplicate original, and all of which shall constitute one agreement. Facsimile, PDF, JPEG, or TIFF copies of this Agreement and signatures thereon shall be valid and binding on the parties.

16.11  The parties hereto shall execute such further documents and perform such further acts consistent with the terms hereof as may be necessary to comply with the terms of this Agreement and to consummate the transactions provided in this Agreement.

16.12  The headings contained in this Agreement are for convenience and reference purposes only, and do not form a part hereof and shall not affect the meaning or interpretation of this Agreement.

16.13  Red Mile shall deliver to FMI within five (5) days of the initial Commercial Release of each and at no cost to FMI, a reasonable number (at least ten (10)) of copies of each of the Licensed Products (including all packaging for each); and Red Mile hereby undertakes to sell to FMI, if FMI requests, up to a reasonable number of each Licensed Product (Red Mile agrees that forty (40) units of each is a reasonable number thereof) at Red Mile’s actual out-of-pocket cost thereof.

16.14  This Agreement shall be deemed to have been drafted by all of the parties hereto and, in the event of any dispute hereunder or relating hereto or to the subject matter hereof, no party hereto shall claim that this Agreement or any provision hereof should be construed against any other party hereto because that other party drafted this Agreement or that provision.

16.15  Neither party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies, act of terrorism, war, public unrest, epidemic or outbreak, or any other cause reasonably beyond the control of such party (in each case, a “Force Majeure Event”). Notwithstanding any other contrary provision in this Agreement, FMI shall have the right to terminate the Term hereof if a Force Majeure event precludes Red Mile’s performance of substantially all of its obligations hereunder for more than ninety (90) consecutive days. The parties acknowledge that a voluntary and mutually agreed-upon delay pursuant to Paragraph 5.5 hereof shall not be a basis for termination pursuant to this Paragraph 16.15.

16.16  All references to “Paragraph” and “Paragraphs” herein shall include the sub-parts and sub-paragraphs thereof unless expressly a sub-part or sub-paragraph is specifically identified herein.

17.0	INSURANCE.

Red Mile hereby undertakes to obtain and to maintain or to cause to be obtained and maintained at its own expense during the Term and any subsequent period during which Licensed Products are distributed product-liability and errors-and-omissions and media-perils insurance issued by Houston Casualty Company, Great American Insurance Company, or another reputable insurance company or insurance companies, with policy limits of not less than Three Million Dollars ($3,000,000) per occurrence, Four Million Dollars ($4,000,000) in the aggregate for all claims, and with deductibles no greater than Ten Thousand Dollars ($10,000) per occurrence. Such insurance shall list FMI, Miller, GZP, and Union as additional insured parties against claims, suits, losses, damages, or liability as per insurance industry standard terms and conditions arising out of any use or possession of or alleged defect in any Licensed Products, or packaging or other related material and otherwise to which the indemnification provisions of Paragraph 12.1 hereof apply. Red Mile shall also include FMI, GZP and Union as additional insureds on any other applicable liability policies Red Mile maintains. Red Mile timely shall furnish FMI with certificates of insurance evidencing the coverage described in this Paragraph 17.0.

[Intentionally left blank. Signature page to follow.]

NOW THEREFORE, the duly authorized representatives of the parties hereto have executed this Agreement as of the Effective Date.

RED MILE ENTERTAINMENT	FRANK MILLER, INC.
(“Red Mile”)	(“FMI”)

By: /s/ Chester P. Aldridge	By:/s/ Frank Miller

Name: Chester P. Aldridge	Frank Miller

Title: ___CEO________________________	Title: ____President__________________

Date: ___May 16,____________________, 2007	Date: ___May 17_____________, 2007

SCHEDULE 1

SIN CITY COMIC BOOKS AND
COLLECTIONS, GRAPHIC NOVELS, AND OTHER BOOKS

In each instance, the following are exclusive of (a) any Dark Horse Comics, Wizard, or Dynamic Forces, or Legend trademarks (graphic or otherwise), (b) any pinups not illustrated by Frank Miller, and (c) any letter-page text:

1.
Frank Miller’s Sin City Volume 1: The Hard Goodbye; aka Sin City; aka Frank Miller’s Sin City; aka Frank Miller’s Sin City: The Hard Goodbye; aka Sin City: The Hard Goodbye (previously serialized in Dark Horse Presents Fifth Anniversary Special and Dark Horse Presents)

2.	Frank Miller’s Sin City Volume 2: A Dame to Kill For; aka Frank Miller’s Sin City: A Dame to Kill For; aka Sin City: A Dame to Kill For

3.	Frank Miller’s Sin City Volume 3: The Big Fat Kill; aka Frank Miller’s Sin City: The Big Fat Kill; aka Sin City: The Big Fat Kill

4.	Frank Miller’s Sin City Volume 4: That Yellow Bastard; aka Frank Miller’s Sin City: That Yellow Bastard; aka Sin City: That Yellow Bastard

5.	Frank Miller’s Sin City Volume 5: Family Values; aka Frank Miller’s Sin City: Family Values; aka Sin City: Family Values

6.
Frank Miller’s Sin City Volume 6: Booze, Broads & Bullets; aka Frank Miller’s Sin City Volume 6: Booze, Broads, & Bullets; aka Frank Miller’s Sin City: Booze, Broads & Bullets; aka Frank Miller’s Sin City: Booze, Broads, & Bullets; aka Sin City: Booze, Broads, & Bullets; aka Sin City: Booze, Broads & Bullets (collecting Sin City: Lost, Lonely, & Lethal aka Sin City: Lost, Lonely & Lethal, Sin City: The Babe Wore Red and Other Stories, “Daddy’s Little Girl” [originally published in A Decade of Dark Horse #1], Sin City: Silent Night, and Sin City: Just Another Saturday Night)

7.
Frank Miller’s Sin City Volume 7: Hell and Back; aka Frank Miller’s Sin City: Hell and Back; aka Sin City: Hell and Back (excluding any characters, elements, and/or likenesses in pages 198-209 and 230 not owned or controlled by FMI and not regularly in the “Sin City universe”).

8.  Frank Miller: The Art of Sin City

9.	Frank Miller’s Sin City Library Volume I (collecting items 1-4 above)

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10.	Frank Miller’s Sin City Library Volume II (collecting items 5-8 above and new and previously unreprinted pin-ups).

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SCHEDULE 2

COMPENSATION

2.0 FMI Compensation.

2.1  In consideration of, and as a condition precedent to the effectiveness of, FMI’s license of Rights to Red Mile under this Agreement with respect to the Initial Game SKUs, including, without limitation, the rights with respect to the Add-Ons and Supplemental Products relating thereto, Red Mile shall pay to [* * ] (US $[ * * ] as a nonrefundable advance (the “Initial Advance”), fully recoupable from “Royalties” (as defined hereinafter) and due and payable to FMI as follows:

2.1.1  [* * ] (US $[ * * *]) upon execution of the MOU, timely receipt of which payment FMI hereby acknowledges;

2.1.2  [* * ] (US $[ * * *]) within five (5) business days of the latest date upon which all of the following have occurred (the “Triggering Date”): (i) FMI’s delivery to Red Mile of one or more copies of this Agreement executed by FMI, (ii) the execution and delivery of the services agreements by each of GZP and Union regarding the Initial Game, and (iii) compliance by FMI of its obligations set forth in the first sentence of Paragraph 9.1.6 of the Agreement;

2.1.3  [* * ] (US $[ * * *]) within sixty (60) days of the Triggering Date; and

2.1.4  Subject to offset by the amount of any Advance payments made pursuant to Paragraph 2.5 of this Schedule 2, if any, [* * ] (US $[ * * *]) within five (5) business days after Red Mile’s receipt of FMI’s approval of the “Beta Milestone” (defined in Paragraph 5.3.7 of the Agreement) candidate for the Initial Game for the first of either the [ * * *] or [ * * *] Initial Platforms.

2.2  If, as provided in Paragraph 1.19 of the Agreement, FMI extends the Rights to include the First Sequel, then in consideration of such extension of the Rights, Red Mile shall pay FMI an additional [* * ] (US $[ * * *]) as a nonrefundable advance (the “First Sequel Advance”), fully recoupable from Royalties and due and payable as follows:

2.2.1  [* * ] (US $[ * * *]) within five (5) business days after FMI’s approval of the proposed developer for the First Sequel and confirmation of the extension of the Rights as provided in Paragraphs 1.19 and 1.25.1 of the Agreement, and the earlier to occur of (i) the full execution and delivery by Red Mile and such approved developer of the First Sequel development agreement, or (ii) commencement of development of the First Sequel by or on behalf of Red Mile;

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2.2.2  [* * ] (US $[ * * *]) within sixty (60) days of the initial payment of the First Sequel Advance set forth in Paragraph 2.2.1 of this Schedule 2; and

2.2.3  Subject to offset by the amount of any Advance payments made pursuant to Paragraph 2.5 of this Schedule 2, if any, [* * ] (US $[ * * *]) within five (5) business days after Red Mile’s receipt of FMI’s written approval of the Beta Milestone candidate for the First Sequel for the first of either the [ * * *] or [ * * *] Initial Platforms (or any successor console platforms thereto).

2.3  If, as provided in Paragraph 1.20 of the Agreement, FMI extends the Rights to include the Second Sequel, then in consideration of such extension of the Rights, Red Mile shall pay FMI an additional [* * ] (US $[ * * *]) as a nonrefundable advance (the “Second Sequel Advance”), fully recoupable from Royalties and due and payable as follows:

2.3.1  [* * ] (US $[ * * *]) within five (5) business days after FMI’s approval of the proposed developer for the Second Sequel and confirmation of the extension of the Rights as provided in Paragraphs 1.20 and 1.25.1 of the Agreement and the earlier to occur of (i) the full execution and delivery by Red Mile and such approved developer of the Second Sequel development agreement, or (ii) commencement of development of the Second Sequel by or on behalf of Red Mile;

2.3.2  [* * ] (US $[ * * *]) within sixty (60) days of the initial payment of the Second Sequel Advance set forth in Paragraph 2.3.1 of this Schedule 2; and

2.3.3  Subject to offset by the amount of any Advance payments made pursuant to Paragraph 2.5 of this Schedule 2, if any, [* * *] ($[* * *) within five (5) business days after Red Mile’s receipt of FMI’s approval of the Beta Milestone candidate for the Second Sequel for the first of either the [ * * *] or [ * * *] (or any successor console platform thereto).

2.4  If, as provided in Paragraph 1.21 of the Agreement, FMI extends the Rights to include the Third Sequel, then in consideration of such extension of the Rights, Red Mile shall pay FMI an additional [* * ] (US $[ * * *]) as a nonrefundable advance (the “Third Sequel Advance”), fully recoupable from Royalties and due and payable as follows:

2.4.1  [* * ] (US $[ * *]) within five (5) business days after FMI’s approval of the proposed developer for the Third Sequel and confirmation of the extension of the Rights as provided in Paragraphs 1.21 and 1.25.1, and the earlier to occur of (i) the full execution and delivery by Red Mile and such approved developer of the Third Sequel development agreement, or (ii) commencement of development of the Third Sequel by or on behalf of Red Mile;

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2.4.2  [* * ] (US $[ * * *]) within sixty (60) days of the initial payment of the Third Sequel Advance set forth in Paragraph 2.4.1 of this Schedule 2; and

2.4.3  Subject to offset by the amount of any Advance payments made pursuant to Paragraph 2.5 of this Schedule 2, if any, [* * ] (US $[ * *]) within five (5) business days after Red Mile’s receipt of FMI’s approval of the Beta Milestone for the Third Sequel for the first of either the [ * * *] or [ * * *] (or the successor console platforms thereto).

2.5  During the Term, Red Mile shall deliver to FMI the Beta Milestone candidate for FMI’s approval for the Initial Game and, if applicable, the First Sequel, Second Sequel and Third Sequel, respectively, within thirty-six (36) months after the date Red Mile pays FMI the initial installment of the applicable Advance in relation thereto, subject, as may be applicable, to any extensions of time pursuant to an “Excused Delay” (per Paragraph 6.3 in the Agreement). Notwithstanding Paragraphs 2.1.4, 2.2.3, 2.3.3 and 2.4.3 of this Schedule 2, above, but subject to the provisions of Paragraph 6.3 of the Agreement, as to each of the Initial Platform Games, if during the Term, Red Mile fails to deliver to FMI a Beta Milestone candidate for FMI’s approval for at least one Initial Platform within:

2.5.1  twenty-four (24) months after the date Red Mile pays to FMI the initial installment of the Advance for such Initial Platform Game (i.e., per Paragraphs 2.1.2, 2.2.1, 2.3.1 and 2.4.1 of this Schedule 2, as applicable), and if such failure is not due to any Third Party Delay, then Red Mile shall pay to FMI fifty percent (50%) of the remaining Advance payment for the relevant Initial Platform Game; and

2.5.2  thirty-six (36) months after the date Red Mile pays to FMI the initial installment of the Advance for such Initial Platform Game (i.e., per Paragraphs 2.1.2, 2.2.1, 2.3.1 and 2.4.1 of this Schedule 2, as applicable), and if such failure is not due to any Third Party Delay, then Red Mile shall pay to FMI the remaining balance of the Advance due for the relevant Initial Platform Game.

2.6  The Initial Advance, First Sequel Advance, Second Sequel Advance, and Third Sequel Advance may be referred to in this Agreement collectively as the “Advances” and may sometimes individually be referred to as an “Advance.”

2.7  FMI’s receipt of the first [* * *] ($[* * *]) of the Initial Advance for the Initial Game as required in this Agreement, shall be a condition precedent to the effectiveness of any license of rights by FMI or other obligation of FMI (without limiting any of FMI’s other rights or remedies).

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It shall also be a condition precedent to the effectiveness of this Agreement that Red Mile shall have entered into the agreements with GZP and Union as described in Paragraphs 3.0 and 4.0 (respectively) of the MOU.

2.8  Red Mile shall pay to FMI royalties (“Royalties”) on the sale, rental, or other exploitation of the respective Licensed Products according to the following royalty rates:

2.8.1  [* * *] ([* * *]%) of Red Mile’s “Net Receipts” (as hereinafter defined) on total sales of copies of the Initial Game across the Initial Platforms and any New Platforms, if any, up to and including 999,999 copies;

2.8.2  [* * *] ([* * *]%) of Red Mile Net Receipts on total sales of copies of the Initial Game across the Initial Platforms and any New Platforms, if any, of one million copies or more; and

2.8.3  [* * *] ([* * *]%) of Net Receipts on total sales of copies of the Port versions of the Initial Game for personal computers.

2.9  For each of the Additional Games, if any, unless otherwise agreed to in writing, Red Mile shall pay FMI “AG Royalties” as follows:

2.9.1  [* * *] ([* * *]%) of Red Mile Net Receipts on sales of copies of the Additional Games up to and including 499,999 copies; and

2.9.2  [* * *] ([* * *]%) of Red Mile Net Receipts on sales of copies of the Additional Games of 500,000 copies or more.

2.10  For each of the Ports other than the personal computer Ports of the Initial Game, if any, unless otherwise agreed to in writing, Red Mile shall pay FMI “Port Royalties” as follows:

2.10.1   [* * *] ([* * *]%) of Red Mile Net Receipts on sales of copies of the Ports of the Initial Game up to and including 499,999 copies; and

2.10.2  [* * *] ([* * *]%) of Red Mile Net Receipts on sales of copies of the Ports of the Initial Game of 500,000 copies or more.

2.11  Red Mile shall pay FMI Royalties on sales of copies (including downloads) of the Add-Ons at the rate of [* * *] ([* * *]%) of Red Mile Net Receipts resulting from such sales.

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2.12  Unless otherwise agreed to by the parties hereto, in addition to the respective Advances and Royalties set forth above, Red Mile shall also pay to FMI a sum equal to [* * *] ([* * *]%) of the Gross Receipts from sales or other exploitations of Supplemental Products (the “Supplemental Royalties”).

2.13  Red Mile shall pay FMI Royalties on sale of each Sequel, if any, and Licensed Products relating to each, if any, at the same Royalty rates set forth above for the Initial Game for the respective categories (e.g., Initial Platforms, New Platforms, Ports, Additional Games and Add-Ons to the extent relating to such Sequels). For each Licensed Product or other exploitation of the Property (or any element thereof) permitted hereunder, Red Mile shall have the right, but not the obligation, to notify FMI of the Royalty rate that Red Mile believes is applicable to such exploitation of the Property, and FMI shall confirm or object to the proposed Royalty rate within ten (10) business days of FMI’s receipt of such submission. If FMI confirms or fails to object to such proposed Royalty rate within the ten-day period set forth in the immediately preceding sentence, then such Royalty rate shall be deemed to apply to the Licensed Product or to the exploitation of the Property specified in the RME notice; provided, no failure by FMI to confirm any such proposed Royalty rate within such ten-day period shall be deemed to reduce the Royalty rates specified in Paragraphs 2.8 through and including 2.12 of this Schedule 2, or otherwise to modify the Agreement. If Red Mile exploits the Property (or any element thereof) and: (i) no provision appears herein for the payment of Royalties to FMI in relation to such exploitation, and (ii) the parties have not agreed upon the applicable Royalty rate for such exploitation and (iii) the Royalty rate Red Mile proposed has not been deemed to apply as provided in this Paragraph, then Red Mile shall pay Royalties to FMI in accordance with this Agreement’s terms at the rate of [* * *] ([* * *]%) of Red Mile Net Receipts directly resulting from such exploitation unless the parties mutually agree otherwise. Royalties for the Initial Game and each Sequel shall be calculated on a per-Initial-Game or per-Sequel basis, respectively, and on a per-platform, nonaggregated basis.

2.14  “Net Receipts” means any and all “Gross Receipts” (as hereinafter defined) less only “Allowable Deductions” (as hereinafter defined).

2.15  “Gross Receipts” means one hundred percent (100%) of any and all amounts received (i.e., not merely accrued, unless explicitly stated otherwise in this Agreement) by or credited to Red Mile or any Red Mile “Affiliate” (as hereinafter defined) from a third-party for the sale, rental, or other exploitation hereunder of Licensed Products, including, without limitation, any judgments, awards, settlements, and/or similar amounts to the extent related solely and directly to the Licensed Product (the “Award”). An “Affiliate” means a person or entity controlling, controlled by, or under common control of a party to this Agreement, directly or indirectly, including, without limitation, a parent or subsidiary of such party or any other entity of which any majority owner of such party owns, directly or indirectly, more than forty percent (40%) of the voting shares thereof. Gross Receipts shall be accounted for on an individual basis for each of the Licensed Products.

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2.16  “Allowable Deductions” means only the following (and then only to the extent actually and directly related to a Licensed Product, and paid or credited to third parties, and net of any rebates, refunds, credits, allowances, and discounts, but only to the extent such rebate, refund, credit, allowance, or discount actually and directly related to the applicable deduction): (a) returns (capped at [* * *] ([* * *]%) unless otherwise approved by FMI, such approval not to be unreasonably withheld) and markdowns per industry custom/practice; (b) taxes and customs (c) reasonable trade discounts, rebates, allowances, and price protections (capped at [* * *] ([* * *]%) of Gross Receipts); (d) cost of goods, manufacturing costs (excluding developer costs), and freight, (e) funds expended by Red Mile for the marketing, advertising, or promotion of the Licensed Products; (f) reasonable, actual, out-of-pocket localization costs for any Licensed Products produced in foreign languages; (g) with respect to any Supplemental Licensed Products, actual, reasonable costs of drafting, printing, and development, as applicable; and (h) with respect to any Award, to the extent approved in advance by FMI or otherwise authorized pursuant to Paragraph 10.6 of the Agreement, all costs (including reasonable, actual, verified out-of-pocket outside attorneys’ and accountants’ fees) incurred in obtaining or attempting, in good faith, to obtain any Award. Red Mile shall not deduct from Gross Receipts any other costs or expenses, no matter how denominated.

2.17  If, for any accounting period, Red Mile distributes Games and/or Add-Ons, respectively, free of charge in excess of [* * *] ([* * *]%) of total Games and/or Add-Ons, respectively, sold (not including copies provided to or at the direction of FMI or its Affiliates, Union, GZP, or their respective designees for no charge, to bona fide reviewers, and for promotional and sample purposes in reasonable numbers (collectively“Permitted Units”)), then Gross Receipts for that accounting period shall equal (a) the amount that would have been Gross Receipts but for the operation of this Paragraph 2.17 (i.e., Gross Receipts from Games and/or Add-Ons actually sold or “Unadjusted Gross Receipts”) plus (b) Unadjusted Gross Receipts multiplied by a fraction, the numerator of which shall equal the number of Games and/or Add-Ons, respectively, distributed free of charge in excess of [* * *] ([* * *]%) of total Games and/or Add-Ons, respectively, permitted to be distributed hereunder (not including Permitted Units), and the denominator of which shall equal the total Games and/or Add-Ons, respectively, sold or distributed hereunder free of charge. Notwithstanding the preceding terms of this Paragraph 2.17, Red Mile may distribute an unlimited number of demo or trial copies of the Games limited to either one (1) level or up to fifteen (15) minutes of game play, as Red Mile may, from time to time, elect.

2.18  Red Mile shall be entitled to establish, on a rolling basis, a reasonable reserve against Royalties for returns and markdowns not to exceed [* * *] ([* * *]%) of Net Receipts for any particular accounting period hereunder. Such reserve shall be liquidated reasonably, but not later than by the end of the fourth quarter following the quarter in which such reserve is initially established.

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If Red Mile has paid and verifies to FMI that Red Mile has paid Royalties to FMI that exceed the reserve for returns and markdowns set forth in this Agreement, then Red Mile may (i) recoup the amount of such overpayment (excluding interest, penalties and any other costs) from any future Royalties or other payments otherwise due to FMI under this Agreement, and (ii) increase the reserve for the subsequent quarter to the level of reserve in the aggregate that Red Mile would have been entitled to hold in the preceding period had Red Mile made the correct reserve withholding for the preceding period (subject to the foregoing liquidation provisions).

2.19  For Combination Sales (other than OEM or other accessory bundling, which shall be subject to the provisions of Paragraph 1.26 of the Agreement), Red Mile shall calculate the Royalty due FMI by pro-rating the Net Receipts for the Combination Sale package according to the suggested retail price determined in good faith and reasonably by Red Mile of each interactive game included in the package. Combination Sales shall be subject to FMI’s prior approval pursuant to Paragraph 1.26 of the Agreement.

2.20  Any and all due and unpaid Advances (or portions thereof) and Royalties are and shall at all times be FMI’s separate property held in trust by Red Mile free and clear of any claims or encumbrances by any person or entity until paid to FMI.

2.21  Time is of the essence with respect to all payments to be made to FMI hereunder.

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SCHEDULE 3

FMI CONTACT INFORMATION

1. FMI Address for Notices (the “FMI Address”):

Frank Miller
Frank Miller, Inc.
335 West 38th St., #9A
New York, NY 10018-2929

2. Payment and Accounting Provisions. All payments to FMI shall be paid in United States dollars and wired or mailed (at Red Mile’s election) without set off or deduction of any fees or taxes (other than as expressly set forth in the Agreement) to FMI as follows (and all Royalty Statements and other accountings shall be sent to):

Frank Miller, Inc.
Harris M. Miller II, P.C. Attorney-Client Trust Account
8424A Santa Monica Blvd., #127
West Hollywood, CA 90069-4267

Bank:	Bank of America
C.A.S. Attorney Trust Accounting 1664
555 Capitol Mall, Ste. 1555
Sacramento, CA 95814
Routing #:	121-000-358
Account #:	16644-01481

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EXHIBIT A
INDEX OF DEFINED TERMS

Additional Game(s)	Paragraph 1.8
Additional Platforms	Paragraph 1.7
Add-Ons	Paragraph 1.6
Advance	Paragraph 2.5
Advances	Paragraph 2.5
Advertising Materials	Paragraph 5.3.8
Affiliate	Paragraph 2.15
AG Royalties	Paragraph 2.9
Agreement	Preamble
Allowable Deductions	Paragraph 2.16
Alpha Milestone	Paragraph 5.3.6
Beta Milestone	Paragraph 5.3.7
Claims	Paragraph 12.1
Combination Sale	Paragraph 1.26
Commercial Release	Paragraph 1.23.2
Complimentary Units	Paragraph 8.8.2
Confidential Information	Paragraph 14.1
Created Materials	Paragraph 1.2.7
Credit Requirements	Paragraph 10.10
Delay Extension Period	Paragraph 6.2
Delay Notice	Paragraph 5.6
Dispute	Paragraph 8.14
Effective Date	Preamble
Excluded Property	Paragraph 1.3.1
Excluded Rights	Paragraph 8.1.3
Exit Date	Paragraph 8.2
External Event	Paragraph 5.5
Extended Delay	Paragraph 7.3
Extended Term	Paragraph 8.1.2
Extension Document	Paragraph 1.25.1
Films	Paragraph 1.4
First Sequel	Paragraph 1.10
First Sequel Advance	Paragraph 2.2
First Sequel Games	Paragraph 1.10
FMI FMI Address	Preamble Schedule 3
FMI Indemnified Parties	Paragraph 12.1
Force Majeure Event	Paragraph 16.15
Games	Paragraph 1.1
Good Standing	Paragraph 1.21.2
Gross Receipts	Paragraph 2.15

GZP	Recital B
Indemnified Party	Paragraph 12.3
Indemnifying Party	Paragraph 12.3
Initial Advance	Paragraph 2.1
Initial Film	Paragraph 1.3.1.4
Initial Game	Paragraph 1.5
Initial Game SKUs	Paragraph 1.5
Initial Platform Games	Paragraph 1.6
Initial Platforms	Paragraph 1.5
Initial Term	Paragraph 8.1.1
Award	Paragraph 2.15
Licensed Products	Paragraph 1.1
Matching Period	Paragraph 8.1.3
Miller	Recital B
Miramax	Paragraph 1.4
[* * *]	Paragraph 1.23
[ * * *] Rights	Paragraph 1.23
MOU	Recital B
Net Receipts	Paragraph 2.14
New License Matching Project	Paragraph 8.1.3
New License Negotiation Period	Paragraph 8.1.3
New Platform Game	Paragraph 1.14
New Platforms	Paragraph 1.14
NPC	Paragraph 5.3.6
OEM Sales	Paragraph 1.25
Permitted Units	Paragraph 2.17
Port Royalties	Paragraph 2.10
Ports	Paragraph 1.9
Property	Paragraph 1.2
[ * * *]	Paragraph 1.5
PSP	Paragraph 1.7
Red Mile	Preamble
Red Mile Indemnified Parties	Paragraph 12.2
Red Mile Intellectual Property	Paragraph 10.2
Red Mile Statement	Paragraph 8.11.2
Rights	Paragraph 1.1
Royalties	Paragraph 2.8
Royalty Statement	Paragraph 3.1
Second Sequel	Paragraph 1.11
Second Sequel Advance	Paragraph 2.3
Second Sequel Games	Paragraph 1.11
Sell Off Period	Paragraph 8.3
Sequels	Paragraph 1.13
SIN CITY Books	Paragraph 1.2.1
Successor Platforms	Paragraph 1.5
Supplemental Products	Paragraph 1.15

Supplemental Royalties	Paragraph 2.12
Technical Issues	Paragraph 5.2
Term	Paragraph 8.1
Third Party Consents	Paragraph 13.1
Third Party Content	Paragraph 13.1

Third Sequel	Paragraph 1.12
Third Sequel Advance	Paragraph 2.4
Third Sequel Games	Paragraph 1.12
Trial Copies	Paragraph 2.17
Triggering Date	Paragraph 2.1.2
Unadjusted Gross Receipts	Paragraph 2.17
Unexercised Rights	Paragraph 1.22.2
Union	Recital B
Virtual Game	Paragraph 1.24.3
[ * * *]	Paragraph 1.5
[ * * *]	Paragraph 1.5

EXHIBIT B

FORM OF EXTENSION DOCUMENT

“EXTENSION DOCUMENT” re _____________SEQUEL

WHEREAS, Frank Miller, Inc. (“FMI”) and Red Mile Entertainment, Inc. (“Red Mile”) have entered into a License Agreement (the “Agreement”) dated as of _____________, 2007, regarding the Rights in and to the Property (all terms used herein and defined in the Agreement shall have the same meaning herein as in the Agreement); and

WHEREAS, the Agreement permits Red Mile to seek from FMI an extension of the Rights to the “____________ Sequel” and to Licensed Products relating directly thereto; and

WHEREAS, Paragraph 1.25.1 of the Agreement requires any such extension of the Rights to be set forth in an Extension Document; and

WHEREAS, Red Mile wishes to extend the license of the Rights to the ____________ Sequel and License Products relating thereto;

NOW THEREFORE, FMI and Red Mile agree as follows:

1.
Subject to the terms and conditions of the Agreement, including but not limited to Paragraph 1.22.2 thereof, FMI, by signature of its authorized officer below, hereby extends the license of the Rights to Red Mile as to the _______ Sequel and to Licensed Products relating thereto.

2.
In addition to the conditions precedent to the effectiveness of the extension of the Rights as provided herein, Red Mile hereby affirms its obligation to pay FMI the initial installment of the __________ Sequel Advance within ten (10) business days of the date hereof.

3.
FMI’s execution of this Extension Document shall not be deemed to waive any right or remedy FMI may have or to estop FMI from asserting same, or to ratify any action of Red Mile, except and only to the extent expressly provided in Paragraph 1.23.3 of the Agreement in relation to any extension of the Rights.

4.	As amended herein, Red Mile and FMI each hereby ratifies the Agreement in full.

NOW THEREFORE, the duly authorized representatives of the parties hereto have executed this Agreement as of the Effective Date.

RED MILE ENTERTAINMENT	FRANK MILLER, INC.
(“Red Mile”)	(“FMI”)

By: /s/ Chester P. Aldridge	By:/s/ Frank Miller

Name: Chester P. Aldridge	Frank Miller

Title: ___CEO________________________	Title: ____President__________________

Date: ___May 16,____________________, 2007	Date: ___May 17_____________, 2007

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EXHIBIT C

SHORT-FORM LICENSE: SIN CITY

Pursuant to the Sin City License Agreement dated as of May 17, 2007 (the “License”) between Frank Miller, Inc. (“Licensor”) and Red Mile Entertainment, Inc. (“Licensee”) concerning, among other things, the comic-book and/or graphic-novel work titled [Frank Miller’s Sin City Volume 2: A Dame to Kill For; aka Frank Miller’s Sin City: A Dame to Kill For; aka Sin City: A Dame to Kill For] (the “Work”), for which [Licensor has filed an application to register same with the US Copyright Office on _________, 2007/which is Copyright Registration No. ________] Licensor has exclusively licensed to Licensee during the Term (as defined in the License) for the Territory (as defined in the License) the Rights (as defined in the License), in accordance with the terms of the License. The “Rights”, among other things, include the right to distribute, to publish, and otherwise to exploit the Property in the development, manufacture, distribution, publishing, promotion, advertisement, sale, and exploitation of electronic interactive video games and related products, all as further set out in the License.

This Short-Form Assignment is subject to all of the terms, conditions, and provisions contained in the License. In the event of any inconsistency between the terms of this Assignment and the terms of the License, the terms of the License shall govern.

Frank Miller, Inc. (“Licensor”)

By: _________________________________

Name:________________________

Title:_________________________

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